Confidential Draft
    Exhibit 10.19
The registrant has omitted signatures to this agreement, it will be furnished supplementally upon request by the SEC.

CNH Australia and New Zealand
Dealer Agreement
CNH Industrial Australia Pty Limited
ACN 000 031 130
or
CNH Industrial New Zealand Limited
Company Number 8275363

J.J. O'Connor & Sons Pty Ltd
ABN 33 005 242 142

GUARANTOR(S)
Detailed in Annexure C

Doc 1403717955.3

Contents

Agreement Structure    3
Schedule 1    4
Schedule 2 – By Location    5
The Terms and Conditions    6
1    Purpose    6
2    Appointment    6
3    Term and renewal    7
4    Products    8
5    Orders, Prices, Delivery, Sales, Product Improvement and Transfer    9
6    Parts    13
7    Payments to CNH    13
8    Dealer General Obligations    14
9    Dealer warranties    19
10    CNH covenants and obligations    19
11    Training    20
12    Dealer Performance and Minimum Performance Criteria    20
13    Comply with Laws and Pay Rates and Fees    22
14    Dealer Standards    23
15    Location    23
16    PMA    24
17    Marketing and promotion    24
18    Dealer Principal    26
19    Intellectual Property    26
20    Confidential information    27
21    Customer Information    27
22    Reports, Accounts and Auditing    28
23    CNH Transfer and assignment    30
24    Notice of Intention to Sell and Assignment of Agreement    31
25    Termination    32
26    Obligations at the end of the Agreement    35
27    Restraint    37
28    Dispute handling procedure    39
29    Guarantee and indemnity    39
30    Indemnity    40
31    Trust and partnership provisions    41
32    Goods and services tax    43

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33    Force majeure – unforeseen events causing delay    44
34    General provisions    44
35    Definitions and Interpretation    45
36    Interpretation    52

Annexure A – Brand Names and Trademarks	Annexure E -- Other Agreements
Annexure B – Brand Names Products Parts & Locations	Annexure F -- Competing Products
Annexure C -- Guarantors	Annexure G -- Prime Marketing Area
Annexure D -- Special Conditions	Annexure H -- Secondary Storage Locations

Agreement Structure

1.This Agreement comprises the Agreement Structure, Schedule, the Terms and Conditions and the Annexures. The parties to this Agreement are the parties described as CNH, the Dealer and the Guarantor/s in the Schedule. Capitalised terms in this Agreement are as defined in clause 35 of the Terms and Conditions.

2.CNH distributes a range of agricultural machinery and equipment via a network of Authorised CNH Dealers. The Dealer and Guarantor have requested, and CNH has agreed to appoint the Dealer to promote, sell and service Products and Parts.

3.This Agreement sets out the terms and conditions on which the Dealer is granted the right by CNH to conduct a CNH Business. This Agreement replaces the Prior Agreement(s) described at Item 12 of Schedule 1.

4.The Dealer and the Guarantor/s understand that by signing this Agreement electronically they will be deemed to have read, understood and agreed to all of the terms and conditions of this Agreement.

5.The Dealer is granted the right to operate a CNH Business using the Brand Names, Image, System and other Intellectual Property in the Prime Marketing Area (PMA) for the Term and on the terms and conditions set out in this Agreement.

6.The Guarantor/s unconditionally and irrevocably guarantees to CNH prompt performance of all of the obligations of the Dealer contained or implied in this Agreement and indemnifies CNH against any loss incurred by CNH as a consequence of breach of the Agreement by the Dealer.

7.The Dealer must only operate the CNH Business at the Location in the PMA.

8.To make it clear that the Dealer operates a CNH Business, the Dealer must fit out the Location and display the Brand Names and Intellectual Property in the manner prescribed by CNH and must at all times comply with the terms and conditions of this Agreement, including the Dealer Standards.

9.The Dealer must make it clear that it operates a separate business and is independent of CNH.

10.The Dealer must comply with all mandatory requirements for CNH Businesses that are described in the Dealer Standards or in policies issued by CNH in writing from time to time. Such requirements and policies

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are intended to detail brand and operational requirements and do not conflict with any provision of this Agreement.

I have read and understand this Agreement and agree to comply with the obligations set out above

\s1\	\s2\
Signature:	Signature:
Name:	Name:

Schedule 1

Item 1	CNH
For Australia:
CNH Industrial Australia Pty Ltd ACN 000 031 130
of 31-53 Kurrajong Rd, St Marys NSW 2760
For New Zealand:
CNH Industrial New Zealand Limited Company Number 8275363
care of Denton Kensington Swan, 18 Viaduct Harbour Avenue, Auckland Central, New Zealand 1010

Item 2	Dealer
J.J. O'Connor & Sons Pty Ltd ABN 33 005 242 142
of 423 Western Highway Horsham VIC 3400

If the Dealer is a partnership the following details apply:
(a)Partners means [insert partners forming the partnership].
(b)Partnership means the partnership constituted by the Partnership Agreement as varied from time to time.
(c)Partnership Agreement means the agreement entered into between the Partners setting out the terms and conditions of the Partnership.

Item 3	Guarantor(s)	Name and residential address of each Guarantors are included as Annexure C
Item 4	Dealer Principal	Aaron Cordy of 26 Felgate Parade Vermont South VIC 3133
Item 5	Commencement Date	January 1, 2026
Item 6	Term	5 years from the Commencement Date
Item 7	Further Term	5 years, subject to the Business Review

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Item 8	Brand Name, Products, Parts and Location	Applicable brand/s Products Parts and Location(s) are included as Annexure A – Brand Names and Trademarks Annexure B - Brand Name, Products, Parts and Location
Item 9	Restraint Period: Restrained Business: Restraint Area:
each of the following separate periods:
(a)the duration of this Agreement; and
(b)12 Months after the transfer, expiration or termination of this Agreement.

has the meaning given to that term in clause 8.2(2).

each of the following separate areas:
(a)within 100kms of the PMA; and
(b)within the PMA.

Item 10	Technology Fee	The fee set by CNH in accordance with clause 8.1(14) of this Agreement. As at the date of this Agreement the Technology Fee is Nil.
Item 11	Special Conditions	Special Conditions are included as Annexure D
Item 12	Prior Agreement	Prior Agreement(s) dated 04 Dec 2018 01 Nov 2025
Item 13	Other Agreements	Details of other brands the dealer sells pursuant to agreements with other manufacturers are included as Annexure E
Item 14	Competing Products	Details for competing products for which CNH has provided its prior written consent are included as Annexure F

Schedule 2 – By Location

Item 1	Location	Location(s) are included as Annexure B
Item 2	Secondary Storage Location	Annexure H
Item 3	Brand Name	Brands by Location are included as Annexure B
Item 4	Products	Products by Location are included as Annexure B
Item 5	PMA	Annexure G
Item 6	Special Conditions	Special Conditions are included as Annexure D

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The Terms and Conditions
1Purpose
1.1The purpose of this Agreement is to:
(1)grant the Dealer the right to carry on a CNH Business for the Term that will provide the Dealer with a high-quality range of agricultural machinery and associated products, and access to best practice commercial and marketing plans; and
(2)set out the terms and conditions that apply to the Dealer’s operation of the CNH Business, including the standards expected of the Dealer as a CNH Dealer.
(3)(Purpose).
1.2To achieve the Purpose, the Dealer must:
(1)comply with the terms of this Agreement;
(2)act in a way that enhances the goodwill associated with the Network;
(3)use best endeavours to achieve the performance standards agreed in the then current Business Plan;
(4)deliver customer satisfaction and customer experience standards that meet customer expectations in respect of the provision of the Products, Services and Parts;
(5)adopt industry best practice on a continuous basis throughout the Term to win and retain customers;
(6)implement and maintain a consistently high standard and professional process for all customer dealings, including by abiding by the Dealer Standards; and
(7)build strong business relations based on mutual trust, respect and fairness.
1.3CNH commits to assisting the Dealer achieve the Purpose by fulfilling its obligations as provided for in clause 10.
1.4This Agreement does not to create any employment, agency, partnership, fiduciary or other relationship other than a franchise relationship between independent business proprietors.  The parties further acknowledge that the purpose of this Agreement is not to provide the Dealer with any guaranteed or projected income or return on investment, or any ongoing right to operate the CNH Business after the Agreement ends.
2Appointment
2.1If the Prior Agreement has not been terminated, this Agreement terminates the Prior Agreement by mutual agreement effective immediately.
2.2On termination of the Prior Agreement CNH grants the Dealer the non-exclusive right to operate as an authorised CNH Dealer and to operate the CNH Business using the Brand Names, System, Image and Intellectual Property to sell the Products and Parts at the Location(s) within the PMA.
2.3The Dealer is appointed (as contemplated in clause 2.2) to operate a CNH Business at the Locations and can offer the Brand Names and Products, Services and Parts that are specified in each of the Schedules.
2.4The Dealer accepts this appointment and agrees that the relationship between CNH and the Dealer is governed by the terms of this Agreement, the Dealer Standards and the Related Agreements.
2.5The rights granted to the Dealer under this Agreement are personal to the Dealer and do not include the right to sub-franchise or sub-contract its obligations under this Agreement.
2.6The Dealer acknowledges that this Agreement does not confer upon the Dealer any right to an exclusive or protective PMA and CNH may appoint additional authorised CNH dealers subject to clause 16.
2.7The Dealer and Guarantor/s jointly and severally:

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(1)acknowledge that their sole right to use the Brand Names, Trademarks and Intellectual Property is in relation to the operation of the CNH Business;
(2)accept full responsibility for the establishment, performance and profitability of the CNH Business and acknowledge that CNH has not made any statement, promise or representation concerning the anticipated profitability or success of the CNH Business or in relation to the Location from which the CNH Business is to operate; and
(3)acknowledges that the information provided to CNH in applying for its appointment as a Dealer is accurate in every respect and undertakes to promptly advise CNH of any change.
2.8The Dealer Parties acknowledge and agree that they received a copy of the Code, the Disclosure Document (if required) and this Agreement at least 14 days prior to signing this Agreement.
2.9The rights granted to the Dealer under this Agreement are granted on the condition that the Dealer must not:
(1)re-supply Products and Parts to a non-authorised reseller or to a customer outside of Australia or New Zealand (as the context requires); and
(2)acquire any Products and Parts directly or indirectly from CNH dealers not resident in Australia or New Zealand (as the context requires) unless otherwise approved by CNH.
2.10CNH reserves the right to sell, lease, transfer (or procure or negotiate terms for the sale, lease or transfer of) Products and Parts directly to the following:
(1)any government or government agency including local government;
(2)educational and charitable institutions;
(3)companies and businesses designated as Key Accounts in accordance with this Agreement; and
(4)any of CNH’s officers, employees, agents or contractors.
3Term and renewal
3.1Term
(1)This Agreement commences on the Commencement Date and continues for the Term unless it ends sooner in accordance with this Agreement.
(2)If the Dealer terminates this Agreement in accordance with the cooling off provisions of the Code, CNH will return to the Dealer all payments it has made to CNH under this Agreement (if any) within 14 days.
3.2Option for the Further Term
(1)CNH grants to Dealer a conditional option to enter into a new dealer agreement with CNH for the Further Term (Option).
(2)Prior to the commencement of the final 12 months of the Term, the Dealer must give CNH written notice advising of its intention to exercise or not to exercise the Option, and if does wish to exercise the Option it must also provide CNH with the Strategic Business Plan along with such notice.

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3.3Conditions of exercise for Further Term Option
(1)The Dealer’s Option is subject to each of the following conditions being satisfied:
(1)Dealer complying with the requirements set out in clause 3.2(2);
(2)CNH and the Dealer, acting reasonably, agreeing to the context of the Strategic Business Plan;
(3)at the date of giving the notice of the exercise of the Option and at the end of the Term, there is no breach of this Agreement or any Related Agreements by the Dealer Parties that has not been remedied or is within the allowable remedy period contemplated in clause 25.1;
(4)the Dealer having not been in repeated or persistent breach of this Agreement or any Related Agreement (whether remedied or not) during the Term;
(5)the Dealer having consistently met the Minimum Performance Criteria during the Term;
(6)the Dealer has paid to CNH all amounts owed by it under this Agreement;
(7)the Dealer establishes to the satisfaction of CNH that:
(a)it maintains and is not in breach of its Occupancy Right to the Location; and
(b)the existing or reasonably projected financial position or solvency of the Dealer will enable the Dealer to comply with its obligations under this Agreement during the renewed term; and
(c)the Dealer, the Dealer Principal, any Guarantor or any employee of the Dealer has not engaged in conduct materially prejudicial to the goodwill or reputation of CNH, the Brand Names and Trademarks, Intellectual Property or the Network.
3.4For the avoidance of any doubt, if there is no Further Term specified in this Agreement then Dealer acknowledges that CNH has discretion as to whether the Agreement is extended or a new agreement is offered.
3.5If CNH permits the Dealer to continue operating the CNH Business after the expiry of the Term, the rights under this Agreement continue on the same terms and conditions so far as applicable to a monthly franchise which may be terminated by either party giving to the other 1 month’s written notice (or such other period as required by the Code).
4Products
4.1The Dealer is granted the right to sell the Products in its CNH Business.
4.2Subject to clause 4.3, CNH may, acting reasonably, add new Products and/or restrict or discontinue the Products that the Dealer or the Network is able to or required to sell after giving 30 days’ notice to the Dealer and where appropriate consulting with the Dealer and/or the Network. CNH will act in good faith and not arbitrarily, capriciously or unconscionably.
4.3If a new Product is introduced in accordance with this clause that is competitive with an existing product offered by the Dealer as part of the Competing Products to which CNH has previously consented, or its Other Agreements the Dealer will not be in breach of any clause of this Agreement provided the Dealer works collaboratively with CNH as follows:
(1)CNH and the Dealer will discuss the circumstances, and the Dealer will reasonably consider if the new Product can be sold in place of the existing competitive product;
(2)The Dealer must have regard to the interests of customers in the Territory and the Network, and whether they will be better served by the Dealer selling the new Product;
(3)CNH and the Dealer will work collaboratively and acting reasonably to try and find a means for the Dealer to sell the new Product; and
(4)CNH reserves the right at any time to resolve the matter unilaterally by not supplying the new Product to the Dealer. Such decision shall not result in either party being in breach of this Agreement.
4.4CNH may allocate Products between Dealers at its sole discretion.

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4.5In order to purchase and sell Products, the Dealer must:
(1)purchase and maintain all required Parts to be able to service and repair the Products;
(2)purchase and maintain all reasonably required service tools to be able to service and repair the Products; and
(3)commit to Product, service and repair training for all Products where training is offered by CNH, prior to ordering and selling those Products.
4.6CNH may, acting reasonably, modify the specifications, construction, design, features and/or colour of the Products at any time. The parties acknowledge that this flexibility is required due to CNH being a part of a global supply chain where decisions are made for manufacturing efficiency or other reasons or that impact regions outside Australia and or New Zealand and CNH must be able to pass changes onto its dealers.
4.7In respect of the sale and delivery of Products and Parts to Dealer, CNH or its applicable Related Entity excludes, to the extent permissible by law, all warranties in respect of the Products or Parts with the exception of those set out in the Sale Terms.
4.8For the avoidance of doubt, where CNH removes or discontinues a Product, unless otherwise notified by CNH, Dealer is permitted to continue to sell that Product to Customers on the terms of this Agreement until Dealer’s inventory and stock-on-hand of that Product is depleted.
5Orders, Prices, Delivery, Sales, Product Improvement and Transfer
5.1Orders
(1)It is a condition of this Agreement that the Dealer place orders for Products and Parts with CNH, in accordance with the Dealer Standards and the Related Agreements. For the avoidance of any doubt, the Inventory Finance Agreement is a Related Agreement, and any breach of its terms are a breach of this Agreement.
(2)The Dealer must ensure that if the Inventory Finance Agreement provided to the Dealer in relation to the CNH Business is terminated (including where the financier permits the borrower to repay the debt on terms as part of the termination or cessation of the facility) (Facility Event), without immediately being replaced by an equivalent accommodation, then the Dealer must immediately notify CNH in writing.
(3)For the avoidance of any doubt, Dealer must notify CNH in writing about any Facility Event as soon as reasonably practicable after becoming aware of the occurrence of the Facility Event or potential for a Facility Event to occur.
(4)Subject to the cancellation processes set out in clause 5.1(5), all orders placed by the Dealer are generally irrevocable (but may be varied by written agreement with CNH) and are subject to acceptance by CNH or its Related Entity. CNH or its Related Entity may:
(a)Accept or reject an order from the Dealer in whole or part;
(b)Refuse to supply Products and Parts if the:
(i)Dealer is in breach of this Agreement or a Related Agreement; or
(ii)Dealer fails to pay any moneys due to CNH, a Related Entity, any payments due under a Related Agreement or any of its suppliers (on time or at all).
(5)Before commencement of the Frozen Period, the Dealer may modify or cancel any order for Products.
(6)After the commencement of the Frozen Period, an order for Products may only be cancelled with the consent of CNH after CNH receives a reasonable request from the Dealer in circumstances where:
(a)CNH materially changes the price of the Product after the commencement of the Frozen Period;
(b)CNH changes the configuration or specifications of the Product after the commencement of the Frozen Period; or

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(c)CNH fails to meet the delivery date as confirmed by the relevant CNH factory by more than 6 months for that Product.
(7)When considering a request made under clause 5.1(6), CNH will act reasonably and will take into account:
(a)whether the Dealer or its Customers suffered or are likely to suffer material detriment with respect to the circumstances described in clauses 5.1(6)(a), 5.1(6)(b) or 5.1(6)(c);
(b)whether the order was a unique or custom order specifically ordered only for the Dealer and/or a Customer; or
(c)any other consideration CNH determines is reasonable.
(8)CNH will provide reasons to the Dealer for any decision made under clause 5.1(7).
5.2Prices
(1)All purchase orders submitted by Dealers for Products or Parts, and which are accepted by CNH or a Related Entity are subject to CNH’s applicable Sale Terms, prices payable by the Dealer and discounts which are published, as at the date the order is submitted, and as otherwise set out in the Dealer Standards. To the extent of any inconsistency between this Agreement and the Sale Terms, this Agreement prevails.
(2)Notwithstanding anything to the contrary in this Agreement, Sale Terms, Related Agreements, or the Dealer Standards, the Dealer is free at its discretion to sell Products and Parts at any price it chooses and is not restricted in any way by recommended retail prices.
(3)CNH may change the prices and discounts of Products and Parts at any time, and for changes in prices it will use all reasonable endeavours to give not less than 10 Business Days prior written notice to the Dealer.
5.3Delivery
(1)CNH or its Related Entities shall use all reasonable commercial endeavours to ship Products promptly but shall not be liable for failure to ship on time or fill orders if:
(a)it is unable to do so for reasons beyond its reasonable control; or
(b)the demand for any Products exceeds CNH’s available supply.
(2)Dealer will be either invoiced or CNH Capital will issue a bailment note at the time the Products or Parts are released to the first carrier in Australia or New Zealand in accordance with the Dealer Standards, and bear all risk from that time, and as otherwise prescribed by the terms of the Inventory Finance Agreement.
5.4Title
(1)Unless otherwise agreed in writing, property and title in the Product does not pass to Dealer until Dealer has paid for the Product in full and in cleared funds, and as otherwise prescribed by the terms of the Inventory Finance Agreement.
(2)Where Dealer takes delivery of the Products prior to making full payment, Dealer will, until full payment is made:
(a)hold the Products as bailee for CNH or a Related Entity and as otherwise prescribed by the terms of the Inventory Finance Agreement;
(b)keep the Products in good order;
(c)repair the Products where necessary and in accordance with the Dealer Standards; and
(d)not allow the Products to be misused, abused, altered or involved in any accident, In the event this does occur, the Dealer must promptly repair the Products in order to restore them to be in good working order at the Dealer’s cost.
(3)If a Product the subject of clause 5.4(2) is sold to a customer then the Dealer must notify CNH and follow the process set out in the Dealer Standards and as otherwise prescribed by the terms of the Inventory Finance Agreement.

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5.5Maintenance and Insurance
(1)Whilst the Products (and any demonstrator machines or equipment) are in the Dealer’s possession, the Dealer must:
(a)maintain Products in good working order;
(b)undertake all reasonable steps to ensure that the Products do not experience any deterioration.
(2)Unless otherwise agreed in writing, the Dealer shall insure the Products from the time the Products are released to the first carrier in Australia or New Zealand in accordance with the Dealer Standards until sold to a third party for their full invoice value noting the interest of CNH (if any), including as required under the Inventory Finance Agreement; only if the Products are not otherwise insured by CNH Capital under that agreement.
(3)The Dealer must promptly upon CNH’s request produce evidence of insurance as is required and is satisfactory to CNH.
5.6Location of Products
(1)All Products that are in the possession of Dealer where CNH (or its Related Entity) holds title to the Products must at all times remain at the Location or Secondary Storage Location except in respect of Parts which may be reasonably stored in service vehicles.
(2)Subject to the prior written consent of CNH (and any reasonable conditions of consent imposed by CNH on the Dealer in providing its consent), the Dealer may use Products to demonstrate their capability to potential customers on the terms of this Agreement.
5.7Enter Location
(1)CNH or a Related Entity of CNH may enter Locations at any time during business hours after providing reasonable notice to inspect:
(a)or take possession of any Products or Parts which are the property of CNH; and/or
(b)any part of the Products, invoices, reports of sales and used units traded in and all books and records relating to any Products or Parts including warranty claims and servicing records at the Location. For the avoidance of doubt, this inspection right only applies to the CNH Business.
5.8Transfer
(1)The Dealer may transfer Products to another Dealer in accordance with the Dealer Standards.
(2)If the Product is held pursuant to the Inventory Finance Agreement, CNH or its Related Entity may require Dealer to transfer Products to another Dealer in accordance with the Dealer Standards. For the avoidance of doubt, this clause does not apply to a Product that has already been sold to a Customer of the Dealer.
(3)Where Dealer refuses to comply with a requirement made pursuant to clause 5.8(2) and the Product has not yet been paid for Dealer must pay CNH or its Related Entity for the Product in full immediately.
5.9Notification of Sales
The Dealer must:
(1)report to CNH immediately following the sale and delivery of a Product to a customer providing all details that CNH requires including the model, serial number, date of sale and delivery and the name and address email address and phone number of the customer; and
(2)ensure that CNH receives a properly completed and signed application by the customer for warranty registration in respect of all Products that the Dealer sells.
5.10Lost sales
Subject to any Privacy Laws and spam Laws, the Dealer must notify CNH, upon request in a form reasonably required by CNH, immediately of all Lost Sales within the PMA including all available details

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concerning the name and address and phone number of the customer, machine and model proposed to be purchased, price and the reason as to why the sale was lost.
5.11Product Improvement
(1)From time to time, CNH will notify the Dealer specifications for modifications, improvements or repairs to be carried out to Products.
(2)The Dealer will use all reasonable endeavours to carry out these modifications, improvements or repairs to all Products requested by CNH. CNH will specify the compensation it will pay the Dealer to carry out the modifications, improvements or repairs. For the avoidance of any doubt if compensation is payable such amount will be determined in line with the rates published by CNH from time to time.
(3)All modifications, alterations, fitment of accessories, equipment or bodies on all Products must comply with the Dealer Standards and the CNH operators’ manual applicable to the specific model.
(4)The Dealer will not make any other modifications to the Products or packaging or labelling for any Products unless CNH approves of the modification in writing.
(5)The Dealer will not modify or remove any warning labels that CNH has caused to be affixed to the Parts or Products.
(6)The Dealer irrevocably indemnifies CNH from and against any loss, liability, cost or damage that CNH may suffer as a result of the Dealer’s failure to comply with its obligations under this clause 5.11 except that the Dealer is not obliged to indemnify CNH against any loss, liability, cost or damage incurred by CNH arising from acts or omissions of CNH.
5.12Used Products
(1)The Dealer must comply with all Laws applicable to the sale and service of used Products including those relating to safety, emissions and customer service.
(2)The Dealer agrees to inspect and perform a risk assessment of all used Products coming into its possession and repair such used Product to a safe condition and ensure that any safety mechanisms, guards and decals that were originally part of the Product or as subsequently recommended by CNH or as required by Law are applied to the Product before being sold to a customer, at the Dealer’s cost.
5.13Warranty
(1)The Dealer must carry out In Warranty Servicing in the PMA for all Products regardless of where or by whom such Products were sold to a customer and otherwise as reasonably specified in the Dealer Standards, unless otherwise agreed by CNH.
6Parts
6.1Parts Guide
Dealer must comply with the Dealer Standards including the Dealer Parts Operating Guide with respect to the sale and supply of Parts from the CNH Business.
6.2Inventory
(1)Dealer will maintain a level and type of Parts inventory reasonably sufficient to meet customer demand in the PMA.
(2)CNH may refuse to supply any Product to the Dealer where CNH believes the Dealer has failed to stock Parts required by CNH as necessary to adequately service and repair a Product.
6.3Genuine Parts
(1)The Dealer must not represent as genuine service or replacement parts for the Products parts and oils which are not Genuine CNH Parts.

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(2)Except as otherwise instructed by CNH in writing, the Dealer will only use Genuine CNH Parts obtained from CNH or CNH’s authorised suppliers in performing In Warranty Service or other CNH required after sales services.
(3)Subject always to the application of any Laws, any breach of clause 6.3(2) will relieve CNH of any obligation to reimburse the Dealer for In Warranty Servicing or other CNH required after sales services.
(4)The Dealer will encourage customers to only purchase Genuine CNH Parts where available for use on or with Products.
(5)If Dealer supplies third party parts for use on Products, the Dealer must advise the customer that the parts are not Genuine CNH Parts, and the Dealer will assume full responsibility for any breach of a CNH Warranty or any loss or damage which is caused by or due to such part or parts.
7Payments to CNH
7.1The Dealer must pay CNH:
(1)the Cost of attending training seminars in accordance with clause 11;
(2)the Technology Fee in accordance with clause 8.1(14); and
(3)all other fees and Costs in accordance with the Dealer Standards, by:
(4)direct debit into an account nominated by CNH and notified to the Dealer; or
(5)in accordance with the terms of the relevant invoice or the Inventory Finance Agreement, when due, without set-off, counterclaim, withholding or deduction. If the Dealer fails to pay any amount to CNH, the Dealer must pay interest on that amount at the Interest Rate calculated from the date the amount should have been paid until payment is made. Interest accrues daily, may be capitalised by CNH and is payable on demand, subject always to the application of clause 28 (dispute handling procedure).
8Dealer General Obligations
8.1The Dealer must:
(1)at all times in the conduct of the CNH Business comply with, and procure that its employees, contractors, agents operating for or on behalf of the CNH Business comply with the System and meet the Standards as specified in this Agreement and the Dealer Standards;
(2)use its best endeavours to sell and service the Products within the PMA. To achieve this, Dealer agrees at a minimum to:
(a)maintain an inventory at each Location of those Products suitable for the geographic area where the Location is situated and adequate in relation to the sales and service potential for such area;
(b)maintain an inventory of all special tools required to service the Products as CNH reasonably directs in order to service the Products properly and safely;
(c)to the extent permitted by Law, contact all actual and potential customers that Dealer has saved in the applicable customer database in the PMA on a regular and frequent basis to promote the Products and maintain adequate sales control through use of individual performance measures, a call report system and any other management tools CNH recommends from time to time;
(d)Dealer will use its reasonable efforts to participate in a customer relationship management and data warehouse project with the aim of effectively gathering and consolidating data in respect of customers of the Products;
(e)Implement the customer management processes CNH requires from time to time to maximise and monitor Customer satisfaction.

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(f)employ sufficient and adequately trained Workers and send them, at the Dealer’s expense, to CNH training courses as reasonably required from time to time to ensure the Dealer’s Workers can safely use, sell and service the Products and Parts (as applicable to the Workers job description and responsibilities);
(g)invest and maintain sufficient working capital in accordance with the Business Plan and/or the Strategic Business Plan;
(h)meet CNH standards including pre-delivery, delivery and after-delivery requirements for all Products in accordance with the Dealer Standards;
(i)comply with and uphold the Related Agreements;
(j)render prompt, workmanlike, courteous and willing service, including In Warranty Servicing and, where reasonable to do so, Out of Warranty Servicing, with respect to all Products for which service and repair work is requested by Customers, regardless of where and by whom the Products were sold;
(k)sell the Products subject to:
(i)retail terms substantially in conformity with the Sale Terms defined in the Dealer Standards; and
(ii)the CNH Warranty as amended from time to time;
(3)notify CNH promptly of any reports made to it of accidents, incidents, damage or injuries involving Products or Parts or any service and repair work undertaken in relation to the Products and Parts, and must provide CNH such information that it may possess concerning the existence of any failure or malfunction of any Product or Part; and
(4)meet any other reasonable standards of performance CNH requires from time to time in accordance with the Dealer Standards;
(5)provide Reports to CNH in the manner required by CNH, including in accordance with clause 22;
(6)participate in and comply with any benchmarking and marketing programs established by CNH at the reasonable request of CNH, provided that the Dealer has been provided with reasonable notice of such request;
(7)at all times hold and undertake all actions necessary to maintain all licences required for the CNH Business for each of the Dealer and the Dealer Principal;
(8)maintain all insurances necessary for the CNH Business, including professional indemnity insurance of not less than five million ($5,000,000) dollars, public liability insurance of not less than twenty million ($20,000,000) dollars, insurance covering the service and repair work provided by the Dealer in the CNH Business, Workers compensation insurance, insurance to cover loss or damage to property or the CNH Business, and any other insurance reasonably required by CNH from time to time, and make available to CNH any insurance policy for inspection on request by CNH;
(9)comply with all Laws and the requirements of any authority in the conduct of the CNH Business;
(10)take responsibility for, and manage, any complaints, demands or actions made in relation to the Dealer’s actions from a regulator to the extent that:
(a)such complaint, demand or action is raised directly with CNH or the Dealer; and
(b)provided that, if raised with CNH, CNH has provided written notice to the Dealer of such complaint, demand or action (including all applicable details relating to same) with reasonable time for the Dealer to comply with the action required;
(11)at its own cost, install and maintain (including upgrading) at the Location and otherwise in relation to the CNH Business such electronic equipment, facilities and devices that are compatible with CNH systems, including without limitation, computers, modems, scanners, printers, Internet services and service providers, programmes, website, and other equipment and software, cyber security software, security measures and core platforms as may from time to time be reasonably prescribed by CNH;

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(12)notify, and obtain the prior written consent of CNH, prior to implementing or using any new technology and/or software (including but not limited to artificial intelligence) in the CNH Business. The Dealer must ensure any new technology and/or software is compatible with CNH systems and must comply with any direction given by CNH in relation to the implementation or usage of any technology and/or software in relation to the CNH Business;
(13)at its own cost attend and actively participate in, and procure that its employees and staff attend and actively participate in:
(a)any conferences required by CNH;
(b)any training if required by CNH in accordance with clause 11 of this Agreement; and
(c)any other events involving the Network as reasonably required by CNH.
(14)pay the Dealer’s share of the cost of providing software, access, technology or services to the Network. CNH will act reasonably in determining what is required and will consult with the Dealer or representatives of the Dealer in relation to such items. After the end of the Term, CNH shall be entitled to set the Technology Fee as an annual fee, for the Further Term, as the Dealer’s share of the costs of providing the technology services to the Network and notified to the Dealer in writing from time to time. The Technology Fee may be a fixed or variable fee, an agreed proportion of costs or a mix of methods as reasonably determined by CNH from time to time. The Dealer acknowledges that the Technology Fee may not represent the exact cost of providing access to technology or systems or services to any individual Dealer and is intended to be a mechanism for allocation of costs across the Network. Similarly, the Technology Fee is payable irrespective of whether the Dealer chooses to use or access available software, technology or services. Although CNH expects that the Technology Fee notified to apply in any period will be fixed for that period CNH reserves the right to increase the Technology Fee for the Dealer by a reasonable amount that reflects any inordinate or excessive use by the Dealer or unforeseen additional cost of providing software, access, technology or services;
(15)comply with CNH’s reasonable requirements with respect to computer hardware, software and communication modes and any other related matters to ensure Dealer operates with a technology platform compatible with the platform CNH operates from time to time and the monitoring of customer machine statistics if telematic software has been installed in the Product.
(16)license software and lease hardware from CNH, or a third party approved by CNH (acting reasonably) to ensure compatibility with the CNH platform comply with the terms of any lease, sublease or licence in relation to the Location;
(17)provide, and cause its employees to provide prompt, courteous and efficient service to all customers;
(18)ensure the CNH Business and Location are open for business to the public at all times during normal business hours. Where the Dealer Principal or the Dealer Parties do not intend to be in attendance at the CNH Business for a period exceeding four (4) consecutive weeks in any year during the Term, they must provide to CNH a minimum of twenty-eight (28) days’ notice of their intention to be absent from the CNH Business;
(19)not undertake a Change in Control, including granting or Disposing any legal or equitable interest in the Dealer or the CNH Business to any party who is not the director of the Dealer or the Guarantors, without prior written approval of CNH;
(20)if requested by CNH, meet with CNH’s representatives as directed by CNH at intervals of no less than once every (6) months during the Term to discuss and review compliance by the Dealer with its obligations under this Agreement. Such meetings may include an evaluation of the Dealer’s performance against the Minimum Performance Criteria, and any forecasting; and
(21)take all reasonable steps to procure that any employee of the Dealer does not engage in any conduct that is dishonest, fraudulent or unethical in the operation of the CNH Business or in any other capacity that may prejudice the goodwill or reputation of CNH or the Network.
8.2Competing Products
(1)Dealer acknowledges and understands that it has been selected as an authorised dealer of Products to provide its best efforts and full resources for the sale, service and repair of Products and Parts and the promotion of the CNH Business and reputation, and the reputation of Products bearing the Brand Names.

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(2)The Dealer must not during the Term of this Agreement sell or distribute, or allow to be sold or distributed on its behalf, third party products which directly compete with the Products (as determined by CNH acting reasonably) in Australia or New Zealand (Restrained Business).
(3)Notwithstanding the prohibition on the selling and distribution of competitive parts and products in clause 8.2(2), CNH may consent to the Dealer selling and distributing such parts and products, subject to the Dealer agreeing to conditions, including (but without limitation):
(a)that the Dealer meets the Minimum Performance Criteria;
(b)the consent may be granted for a limited period; and
(c)be subject to annual review of Dealer’s performance against the Minimum Performance Criteria.
(4)CNH will only grant its consent in circumstances where Dealer has fully complied with its obligations pursuant to clause 19.
8.3Dealer responsibilities – customers
(1)When selling Products or Parts, the Dealer will use order forms which contain terms that are consistent with the Sale Terms and, to the extent permitted by Law, must not agree to any condition or warranty or make any representation purporting to be on behalf of CNH as to the Products or Parts other than those set out in the Sale Terms.
(2)If a Dealer modifies a Product or Part in any way that is beyond the rated capacity of the Product as stated in the operator’s manual furnished with the Product or performs any adjustment or assembly not recommended or authorised in the operator’s manual to a Product, CNH’s Warranty with respect to the modified Product is void and the Dealer must notify a customer in writing that the modified Product has been modified and does not come with a CNH Warranty.
(3)In accordance with instructions and procedures provided by CNH as may be revised from time to time in the Dealer Standards, the Dealer must perform inspections, adjustments, conditioning installations and service to all Products to ensure the proper operation of the Products prior to delivering a Product to a customer.
(4)In accordance with the Dealer Standards, the Dealer must complete and deliver to each customer purchasing a Product the correct and current instructions, publications and forms for customers related to the Product being purchased.
(5)At the time of delivery of a Product, the Dealer must ensure that appropriately qualified employees of the Dealer are made available to instruct the customer in the safe use and operation of that Product and must obtain from the customer written acknowledgment that such instructions have been provided in a form reasonably required by CNH in the Dealer Standards.
(6)The Dealer must perform all required post-delivery inspections and adjustments to the Products as prescribed by the instructions and procedures provided by CNH in the Dealer Standards.
8.4Customer complaints
(1)The Dealer must inform CNH in writing of, and promptly act to redress, all Serious Complaints by a customer at the Dealer’s cost and in accordance with any relevant provision set out in the Dealer Standards.
(2)If a complaint is directed to CNH, the complaint will be raised with the Dealer and the Dealer must satisfy and manage the complaint.
(3)If the Dealer fails to redress a Serious Complaint by a customer within 2 Business Days, CNH reserves the right to and may attempt to redress the complaint.
(4)If CNH acts to redress a Serious Complaint by a customer due to the failure of the Dealer to satisfactorily redress the complaint, the Dealer must pay the reasonable Costs incurred by CNH in attempting to redress the complaint, but only if the complaint is in respect of negligence or misconduct on the part of the Dealer.
(5)For the purposes of this clause 8.4, ‘Serious Complaint’ means a complaint or complaints that are likely to be prejudicial to the reputation, brand and goodwill of the CNH Franchise, System, Intellectual Property, Brand Name and Trademarks and the Network.

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(6)This clause does not apply to costs associated with addressing/resolving issues with Products themselves.
8.5Brand reputation
(1)The Dealer Parties must not, and must procure that its directors, Dealer Principals, Workers and other employees of the Dealer do not, act or conduct itself or themselves in a manner that would be detrimental to the name, goodwill, reputation or interest of CNH, the Network, the System, the Intellectual Property or the Brand Names and Trademarks including by engaging in:
(a)any criminal offence (being any act or omission that, under the criminal law of any Australian jurisdiction, including the Commonwealth, a State, or a Territory, is an offence punishable by imprisonment for five years or more);
(b)prejudicing the health or safety of any customer or employee of the Dealer or CNH;
(c)any form of sexual harassment, racial vilification or other personal conduct that could bring the reputation of CNH or the Network into disrepute;
(d)being in possession of or under the influence of any illegal drug or substance or being intoxicated at the Location or at the time of any business dealings.
(2)Where the Dealer Parties breach clause 8.5(1) of this Agreement, CNH may:
(a)issue the Dealer with a written notice in accordance with clause 25.1, indicating the Dealer is in breach of this Agreement; and
(b)terminate this Agreement in accordance with clause 25.1.
8.6Internal Disputes
(1)If the Dealer is a company (in its own capacity or as trustee of any trust) or a partnership the Dealer Parties must ensure that the operation of the CNH Business is not adversely impacted by any dispute between the directors, shareholders, unitholders, beneficiaries or partners (the Internal Dispute). If CNH becomes aware of an Internal Dispute and reasonably considers the Internal Dispute is materially impacting on the CNH Business then CNH may require that all directors, shareholders, unitholders, beneficiaries or partners do one or more of the following things:
(a)provide written confirmation signed by the parties specified by CNH that there is no Internal Dispute;
(b)respond in writing to any reasonable questions concerning the operation of the CNH Business or the involvement of any individual in the CNH Business;
(c)confirm which individual or individuals have authority to transact with CNH on behalf of the Dealer;
(d)require that the Dealer Parties attend a meeting to discuss the Internal Dispute with CNH; and/or
(e)proceed with the dispute resolution procedures set out in any shareholders’ agreement, trust deed or partnership agreement (as the context requires).
(2)In the event that CNH reasonably considers that the Internal Dispute will materially prejudice the ongoing operation of the CNH Business or an individual or entity fails to comply with any requirement issued by CNH in accordance with clause 8.6(1) CNH shall be entitled, without prejudice to any other right CNH has under this Agreement, to direct the Dealer to procure within 45 days that one or more shareholders, unitholders, beneficiaries or partners agree to sell their interest in the Dealer for fair market value to one or more other shareholders, unitholders, beneficiaries or partners.
(3)The Dealer Parties acknowledge and agree that in the event that the Dealer Parties are unable to procure such sale pursuant to clause 8.6(2), this shall constitute a breach of this Agreement, that if not remedied after service of a written notice of breach (compliant with the requirements of the Code for a Dealer in Australia), may result in termination of this Agreement.

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9Dealer warranties
9.1Dealer represents and warrants that:
(1)it has received a link to the CNH Code of Conduct, it has reviewed it and agrees to be bound by the terms of the CNH Code of Conduct;
(2)it is familiar with, and will comply in all respects with all laws applicable to CNH’s relationship with the Dealer, including but not limited to any applicable domestic and foreign anti-bribery and anti-corruption Laws, anti-money laundering and counter-terrorism financing Laws and unfair competition Laws; and
(3)it and its principals have not been convicted of, or pleaded guilty to, an offence involving fraud or corruption, and that they are not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.
9.2The Dealer warrants that:
(1)all information provided to CNH in relation to its application to become a CNH Dealer is accurate and materially complete; and
(2)it is not entering into this Agreement as a trustee of a trust, unless it has specifically disclosed this fact to CNH in writing.
9.3Dealer undertakes to promptly inform CNH of any change in its representations and warranties set out above in this clause 9.
9.4Dealer acknowledges that it has not relied on any representations of CNH other than those expressly set out in this Agreement and Related Agreements.
10CNH covenants and obligations
10.1CNH may offer and, if the offer is accepted by the Dealer, shall provide advice, services and/or materials as to the following matters to the Dealer where appropriate:
(1)the layout and décor of the Location; and
(2)site selection, lease appraisal and negotiations in respect of the establishment of the Location;
(3)the management and efficient operation of the Location;
(4)any on-going training and instructional courses which may be appropriate for the Dealer and/or its employees at the cost in all respects of the Dealer;
(5)sales technique and general administration;
(6)provide stationery for use in the CNH Business at the Cost in all respects of the Dealer;
(7)any improvements in techniques and know-how in relation to the CNH Business;
(8)provide information and direction in relation to any defects in the Products and Parts that are within the actual knowledge of CNH; and
(9)any other matter which in the opinion of CNH would be advantageous to the conduct of the CNH Business.
10.2Other than to the extent addressed elsewhere in this Agreement, CNH may charge a reasonable fee determined by CNH for any or all such obligations, provided such fees are set out in the Disclosure Document or notified in advance in writing to the Dealer.
10.3The sole obligation of CNH with respect to the supply of advice, services and/or materials shall be to furnish any such advice, services and/or materials to the Dealer in relation to the Location and the CNH Business.

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11Training
11.1If required by CNH, the Dealer shall train and shall continue to train during the Term and in accordance with the training programmes prescribed by CNH and to the satisfaction of CNH, at the Dealer’s expense, all its employees for or in relation to the CNH Business.
11.2CNH must, at the Dealer’s cost, provide such initial and on-going training for such periods and at such locations to the Dealer (and such of its employees as CNH may determine) as in the reasonable opinion of CNH may be necessary for the Dealer to properly and efficiently conduct the CNH Business.
11.3The Dealer will be responsible for all costs relating to their employees attending such training (e.g. accommodation, travel, wages).
12Dealer Performance and Minimum Performance Criteria
12.1Dealer Performance
(1)The Dealer must operate the CNH Business to meet or exceed the Minimum Performance Criteria specified in the Dealer Standards, for each of the following items:
(a)achieving a consistently high standard of customer satisfaction;
(b)establishing and maintaining satisfactory Dealership Locations;
(c)promoting and selling the Products and Parts to achieve the then current Business Plan;
(d)establishing and maintaining satisfactory Servicing and Parts operations; and
(e)providing prompt, courteous and effective servicing of the Products and Parts.
(2)Dealer understands and acknowledges that its compliance with the Minimum Performance Criteria is a fundamental term of this Agreement and the continuance of the mutually beneficial relationship created by this Agreement.
(3)CNH may change the Minimum Performance Criteria annually following consultation and upon 30 days prior written notice. Changes to the Minimum Performance Criteria will be effective from the commencement of the next calendar year. The Minimum Performance Criteria for Dealers will be consistently applied across the Network and if those criteria are not agreed as part of the Business Plan agreed between CNH and the Dealer, the Minimum Performance Criteria set out in the Dealer Standards will apply.
12.2Evaluation and Performance Reports
(1)CNH may periodically evaluate the Dealer’s performance and provide to the Dealer at least twice a year reports based on its evaluation of the Dealer’s performance against the Minimum Performance Criteria.
(2)Where CNH at any time identifies any Performance Criteria Failure:
(a)CNH will discuss that Performance Criteria Failure with the Dealer;
(b)that Performance Criteria Failure will be a breach of this Agreement;
(c)For the purposes of the discussions between CNH and the Dealer under clause 12.2(2)(a) and otherwise in respect of a Performance Criteria Failure, CNH will execute the performance management process with the Dealer in accordance with the Dealer Standards (if applicable);
(d)the Dealer and Dealer Principal must attend a meeting held by CNH, at the Dealer’s cost, to discuss the performance of the CNH Business;
(e)the Dealer must, if requested to do so by CNH at that meeting, provide CNH with a written explanation for the failure to achieve the Minimum Performance Criteria;
(f)the Dealer must, if requested to do so by CNH, set out specific strategies or actions to be taken to address the failure which are acceptable to CNH;

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(g)Upon rectification of any Performance Criteria Failure to CNH’s satisfaction, the Dealer must provide CNH with reasonable evidence to assure CNH that a Performance Criteria Failure will not recur;
(h)CNH may give the Dealer a breach notice stipulating a date by which the Performance Criteria Failure must be rectified, how it must be rectified and if it is not rectified that CNH will be entitled to terminate this Agreement in accordance with clause 25. The Dealer must take steps to rectify the Performance Criteria Failure as soon as possible but, in any event, no later than the date stipulated in the breach notice.
(3)If Dealer fails to achieve a satisfactory level of performance in relation to a particular Product or specific equipment in a product line (other than where such failure is caused or materially contributed to by CNH), then:
(a)the Dealer and Dealer Principal must attend a meeting held by CNH, at the Dealer’s cost, to discuss the performance of the CNH Business;
(b)the Dealer must, if requested to do so by CNH at that meeting, provide CNH with a written explanation for the failure to achieve the Minimum Performance Criteria.
(c)the Dealer must, if requested to do so by CNH, set out specific strategies or actions to be taken to address the failure which are acceptable to CNH.
(4)If the process set out in clause 12.2(3) does not resolve the Dealer’s level of performance in relation to a particular Product or specific equipment in a product line, and the Dealer fails to meet the requirements under its then current Business Plan, then CNH may at its sole discretion (in addition to the other rights and remedies available to CNH under this Agreement) on 90 days’ prior notice remove:
(a)that Product line or equipment from Annexure B in which event Dealer shall cease to be authorised to promote or sell that Product line or equipment under this Agreement.
(b)a postcode or a number of postcodes from Dealer’s PMA and reassign them to another dealer. In such event Dealer shall cease its activities relating to sales and service of Products in the removed postcode location.
(5)CNH may at any time unilaterally:
(a)extend the date on which a Breach Notice given under this clause 12.2 will expire; or
(b)withdraw a Breach Notice;
(c)in each case by further written notice to the Dealer.
12.3Business Plan
(1)The Dealer must prior to the commencement of each year during the Term provide to CNH an annual Business Plan incorporating the proposed sales forecasts; sales, marketing and promotional activities and such other details as CNH may reasonably require for the CNH Business, at least 30 days before the commencement of the relevant year, for review by CNH.
(2)CNH and the Dealer may meet to discuss the Business Plan (Review Meeting).
(3)If the parties conduct a Review Meeting, then the Dealer must within 14 days after the Review Meeting submit to CNH a revised business plan incorporating the agreed outcomes from the Review Meeting.
(4)If the parties fail to agree:
(a)sales targets to be included in the Business Plan, then such sales targets will be set in accordance with the Minimum Performance Criteria; and
(b)on any other aspects of the Business Plan, either party may refer the dispute to dispute resolution in accordance with clause 28.
13Comply with Laws and Pay Rates and Fees
13.1The Dealer must (as applicable in the country in which the Location is located):

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(1)observe and otherwise comply with, at its own expense, all Laws, regulations, by-laws, notices, directions, orders, requirements or demands of any government, municipal or other authority affecting the CNH Business;
(2)pay all taxes, rates, charges, registration and fees properly imposed by governmental and semi-governmental authorities; and
(3)comply with all applicable employment legislation and employment awards and all requirements in relation to employee superannuation, WorkCover, ACC, and Worker entitlements.
13.2Dealer’s Workers
(1)The Dealer must:
(a)enter into a written contract with each of its Workers and, to the extent permitted by Law, must provide a copy of each such contract to CNH upon request where CNH requires it for compliance, audit or investigatory purposes;
(b)ensure that it is clear that its Workers are not employed by CNH; and
(c)ensure that it is clear that any data accessed or used by Workers is the property of the Dealer and CNH.
(2)The Dealer must comply with all workplace relations laws in the applicable jurisdiction. Without limitation, the Dealer must pay all costs associated with its Workers, including but not limited to:
(a)remuneration, personal/carer’s leave, annual leave, long service leave and other employment related entitlements, including termination payments (as applicable);
(b)workers’ compensation insurance premiums and/or ACC levy (as applicable); and
(c)superannuation and fringe benefits tax,
in accordance with all applicable Laws, relevant legislation, industrial instruments, including modern awards and common law contracts.
(3)The Dealer must deduct and remit all relevant employment related taxes, including but not limited to PAYG, PAYE (or other income tax instalment deductions), and payroll tax (if applicable).
(4)The Dealer must maintain certificates and registration under relevant employees’ health and safety and workers’ compensation laws in respect of all Workers.
(5)The Dealer, and its officers, are solely responsible for determining the wages and entitlements that are payable by law to its Workers from time to time and for ensuring that its Workers are paid their wages and entitlements in accordance with applicable Laws at all times.
(6)The Dealer acknowledges and agrees that it has sole and absolute responsibility for all Workers engaged by the Dealer (to the extent permitted by law) and that CNH is in no way liable or responsible for any matters relating to the Dealer’s Workers.
(7)To the maximum extent permitted by Law, the Dealer fully indemnifies and holds harmless CNH, and its officers, employees and agents, from any claim, cost, fine, penalty, or other charge imposed upon CNH which arises as a result of, or is in connection with, any matter relating to any Worker or the Dealer’s failure to comply with any of the requirements specified in clauses 13.2(1) to 13.2(5) other than to the extent such loss is caused or contributed to by CNH.
14Dealer Standards
14.1On or before execution of this Agreement, CNH will provide the Dealer with a copy of, or access to, the then current Dealer Standards.
14.2If the provisions of the Dealer Standards are inconsistent with the terms of this Agreement, the terms of this Agreement prevail to the extent of the inconsistency.
14.3CNH may add to, delete or otherwise modify the Dealer Standards, or prescribe new Dealer Standards, by consulting with the Dealers and giving 30 days’ written notice to the Dealers of the change. CNH will act in good faith and not arbitrarily, capriciously or unconscionably.

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14.4.
14.5A change to the Dealer Standards takes effect and forms part of the Dealer Standards thirty (30) days after it is notified in writing to the Dealer, unless a different notice period is specified elsewhere in this Agreement.
14.6The Dealer:
(1)must comply with the Dealer Standards at all times;
(2)acknowledges and agrees that the content of the Dealer Standards is Confidential Information, and the Dealer must only use the Dealer Standards in connection with the CNH Business and not for any other purpose;
(3)must immediately discontinue use of the Dealer Standards and destroy all copies of the Dealer Standards that are in the Dealer’s possession or control upon expiry or termination of this Agreement.
15Location
15.1The Dealer must operate the CNH Business from the Location only and from no other location.
15.2The Dealer must:
(1)at all times during the Term hold a right to occupy the Location including as lessee, sublessee, licensee or as the holder of some other interest in the Location;
(2)at its own cost keep the Location:
(a)clean and tidy;
(b)in a state of good repair and condition; and
(c)consistent with the then current presentation and appearance requirements set out in the Dealer Standards; and
(d)allow CNH and persons authorised by it to enter the Location during normal business hours to inspect the state of repair and condition of the Location and to ensure compliance with Dealer’s obligations under this Agreement (including obligations in relation to the marketing and promotion of the CNH Business, display of the Brand Names) and the Dealer Standards.
(3)The Dealer shall not change any Location or establish a new Location without obtaining CNH’s prior written consent.
(4)The Dealer must:
(a)allocate sufficient showroom and display space at the Location to properly display the Products and Parts in accordance with the Dealer Standards; and
(b)provide service facilities, tools, systems and appropriately qualified staff to the standard reasonably required by CNH in the Dealer Standards to ensure the provision of professional service to customers.
(5)If the Dealer has multiple locations, the Dealer’s right to use the Products may vary from Location to Location. The Dealer shall not sell any Product from a Location that has not been authorised to sell that Product pursuant to this Agreement.
(6)If the Dealer is using a Secondary Storage Location, the Dealer must:
(a)not sell Products from that Location; and
(b)inform CNH of any changes to the address of the Secondary Storage Location.
16PMA
16.1The PMA CNH assigns to Dealer is non-exclusive.

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16.2CNH will reasonably discourage, but not prohibit, other parties selling the Products within the PMA.
16.3CNH may acting reasonably enlarge or reduce a Dealer’s PMA if CNH decides that this is in the best interest of the Network. If CNH makes a decision to change the PMA, it will advise the Dealer in writing of the proposed changes and will consider any information the Dealer submits in response. The Dealer must submit such information in writing within 30 days of receipt of the proposed changes. If CNH thereafter decides the changes are warranted, it will advise the Dealer in writing of the changes and its reasons taking into account any feedback received from the Dealer. CNH will also act in good faith and not arbitrarily, capriciously or unconscionably.
16.4The Dealer must not at any time, during the continuance of this Agreement either directly or indirectly with the sole purpose of directly reaching customers or customer groups outside the PMA:
(1)advertise or otherwise promote the sales of the Products outside of the PMA or establish, use or maintain branches, offices or depots for the distribution of the Products outside the PMA, provided that nothing shall prevent Dealer from satisfying unsolicited orders from customers located outside the PMA;
(2)use or develop any form of media (including social media and web sites) specifically targeted at reaching customers primarily outside the PMA; and
(3)send unsolicited e-mails to individual customers or specific customers groups.
16.5For the avoidance of doubt, if the Dealer utilises any media in its PMA for the dominant purpose of reaching customers in its PMA and such media also reaches customers outside its PMA, the Dealer will not be in breach of this clause.
17Marketing and promotion
17.1CNH may promote and market the Network, Products, Parts and use the Brand Names and Intellectual Property in the manner and to the extent that it considers appropriate.
17.2The Dealer must:
(1)actively market the CNH Business in accordance with the Dealer Standards;
(2)promote and sell Products in the PMA to support the mandatory sales objectives and market share as agreed in the Dealer's then current Business Plan;
(3)participate, at its cost, in all promotional activities and market research programs as specified in the Dealer Standards and as reasonably specified by CNH from time to time, provided the costs to participate are reasonable;
(4)provide at its own expense and use stationery and business forms carrying reproductions of the Brand Names only after CNH approves in writing; and
(5)comply with CNH advertising policy guidelines with regards to all advertising and promotional activities;
(6)ensure that all its marketing and promotional activities in relation to the CNH Business comply with all applicable Laws, are not in any way misleading or deceptive and conform to the highest standards of ethical marketing and the Dealer Standards; and
(7)procure that all directors, Principals, Workers and other employees of the Dealer do not, make any comment, share or endorse any comment or content, publicly affiliate with any organisation or individual or otherwise act or conduct themselves in a manner that would be detrimental to the name, goodwill, reputation or interest of CNH, the Network, the System, the Intellectual Property or the Brand Names and Trademarks or inconsistent with the values of CNH.
17.3The Dealer acknowledges and agrees that CNH may, acting reasonably, issue a direction to the Dealer in relation to any marketing and promotional activities that could have an impact on the CNH Image, Trademarks, Brand Names, Intellectual Property or negatively impact the reputation of CNH or the Network, which the Dealer must follow.
17.4Signs
(1)For the duration of the Term, Dealer shall be required to display such number and quality of Signs as reasonably required by CNH in the Dealer Standards that is consistent with the CNH Image taking into account the size of the CNH Business for the Dealer.

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(2)The Dealer must use the Signs solely for the purpose of conducting the CNH Business at the Location.
(3)If any Sign is affixed to real property, it will not become a fixture or part of the real property and must be removed when this Agreement comes to an end for any reason.
17.5Trademarks and Brand Names
(1)Where CNH grants approval to use a Brand Name, the Dealer must do so strictly in accordance with the Dealer Standards.
(2)The Dealer must not use any Brand Name as part of its trading, business or corporate name unless CNH consents in writing to this use.
(3)The Dealer agrees not to use the Brand Names or any other Trademark or trade name of CNH or any of its Related Entities in connection with the Business except when selling items containing such Trademarks or Brand Names or as otherwise approved by CNH in writing.
(4)At any Location, the Dealer will not use or display the Trademarks in any way that might cause confusion with, or dilute, the distinctive quality of the Trademarks.
(5)If the Dealer represents non-CNH products and equipment at one or more of its Locations, the Dealer must at each such Location maintain a separate internal and external display area for the Products in accordance with the Dealer Standards.
(6)Display areas for the Products must be of equal or greater size or space as the area used to display other products and the Products must not be placed in a less desirable or less visible location than that afforded to other products. Where the CNH Business operated by the Dealer is smaller than the Dealer’s business relating to any Other Agreements the display areas for the Products may be commensurate with the Products offered by the Dealer in accordance with this Agreement.
(7)CNH retains the right to approve all advertising containing a Brand Name and the Dealer must not use the Brand Names to imply that CNH is an agent, partner or joint venturer with Dealer.
18Dealer Principal
18.1The Dealer and the Guarantors must ensure that the Dealer Principal be generally in attendance at the Location to appropriately supervise the CNH Business. The Dealer Principal must devote sufficient time and effort to the management and conduct of the CNH Business to meet the obligations of this Agreement.
18.2The Dealer nominates and authorises the Dealer Principal to act on the Dealer’s behalf in all dealings with CNH. The Dealer warrants that the Dealer Principal has all necessary authority to bind the Dealer and to make any decision required to be made under this Agreement or in relation to the operation of the CNH Business. CNH may deal exclusively with the Dealer Principal to the exclusion of all other directors and shareholders.
19Intellectual Property
19.1All right, title and interest in the Intellectual Property at all times is and remains the property of CNH or a Related Entity of CNH. The Dealer acknowledges and agrees that:
(1)the Dealer does not acquire any right, title or interest in any of the Intellectual Property; and
(2)all of the goodwill and other rights and interests arising from the Dealer’s use of the Intellectual Property belong to CNH.
19.2The Dealer must:
(1)not register or seek to register any of the Intellectual Property;
(2)use its best endeavours to ensure that it does not cause any of the Intellectual Property to be prejudicially affected or contested;
(3)only use the Intellectual Property for the purpose of promoting, marketing and providing the Products in the manner prescribed by CNH and in accordance with any brand guidelines that CNH may specify from time to time;

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(4)not make any alterations to the Intellectual Property;
(5)not sub-franchise or grant others the right to use any of the Intellectual Property;
(6)immediately stop using the Intellectual Property at the termination or expiration of this Agreement;
(7)comply with CNH’s directions necessary to implement any modifications that CNH may make to the Intellectual Property;
(8)advise CNH immediately of any infringement, potential infringement or challenge of the rights of CNH in the Intellectual Property by a third party, and take and assist the taking of all reasonable action as may be directed by CNH to stop or prevent further infringement;
(9)not use any unauthorised trading names, slogans or marketing material in the conduct of the CNH Business; and
(10)not use the Brand Names and Trademarks (or any trademarks or names substantially identical with or deceptively similar to the Brand Names and Trademarks) as or within any trading name, corporate name, business name, trademark, domain name, slogan or otherwise.
19.3CNH may modify or discontinue any of the Intellectual Property (including the brand name “CNH”) at its discretion. CNH may by giving reasonable notice to the Dealer require the Dealer to, at Dealer’s own cost:
(1)use the modified Intellectual Property;
(2)cease to use the discontinued Intellectual Property; and
(3)make changes to the Dealer’s business to comply with changes to the Intellectual Property.
19.4Any signage program including the Brand Names or Trademarks that CNH requires the Dealer to undertake will be conducted within a reasonable time at reasonable cost.
20Confidential information
20.1The Dealer acknowledges and agrees that the Confidential Information:
(1)is provided or has been obtained under an obligation of strict confidence to CNH; and
(2)comprises trade secrets of CNH and/or a Related Entity of CNH.
20.2The Dealer must not:
(1)before, during or after the end of the Agreement disclose any Confidential Information to any person other than to employees of the Dealer to the extent necessary for the conduct of the CNH Business; and
(2)after the end of the Agreement or after an assignment of the Agreement by the Dealer, use any part of the Confidential Information.
20.3The Dealer must:
(1)ensure that all of its Workers who will receive or who will have access to Confidential Information maintain confidentiality in respect of the Confidential Information in the same manner and to the same extent as Dealer is bound by this Agreement;
(2)use its best endeavours to cause all of its employees who receive or have access to Confidential Information to observe all of the Dealer’s obligations and undertakings contained in this clause 20;
(3)implement proper systems and procedures as may be necessary and as are required by CNH to maintain the confidentiality of the Confidential Information; and
(4)implement data protection policies in accordance with CNH’s data protection policies as updated from time to time.
20.4CNH must not disclose any Dealer Confidential Information, except to a Related Entity of CNH or to CNH’s professional advisers or in accordance with any requirement imposed on it by any applicable Law.

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21Customer Information
21.1The Dealer must comply with the Privacy Act, all other applicable Laws and CNH’s privacy policy, when collecting, storing, disclosing or using, in any manner, any information, including from Customers, prospective customers and its Workers.
21.2The Dealer must use reasonable endeavours to obtain all the necessary consents from individuals providing information to the Dealer to enable the Dealer to comply with its obligations under this clause 21.
21.3Subject to any applicable Law, the Dealer must (subject always to the Customer agreeing to provide their information to the Dealer and providing necessary consents):
(1)collect the information from Customers specified in the Dealer Standards or otherwise in writing by CNH and enter it into CNH customer database as prescribed by CNH from time to time;
(2)collect Customer Information only in the manner specified in the Dealer Standards or otherwise in writing by CNH; and
(3)provide CNH with all Customer Information, in the form specified by CNH, within 24 hours after receiving a request from CNH.
21.4CNH acknowledges and agrees that CNH and the Dealer have joint ownership of the Customer Information.
21.5On expiry or termination of this Agreement, the Dealer:
(1)may retain a copy of the Customer Information; and
(2)must provide a complete copy of the Customer Information to CNH.
21.6If the Dealer becomes aware, or has reasonable grounds to suspect that a Data Breach has occurred, then the Dealer must:
(1)without undue delay and in any event no later than 48 hours of becoming aware of the Data Breach, notify and provide CNH with all details in respect of that event in writing;
(2)consider the directions of CNH in taking all necessary steps to mitigate against the adverse effect and harm arising from the event;
(3)comply with all applicable laws in managing the Data Breach;
(4)if requested by CNH, carry out an investigation and assessment of the event, including assessment of risk of harm arising from that event; and
(5)if required by CNH, prepare or assist CNH to prepare a statement relating to the event, and assist CNH in providing the statement to individuals affected by the event.
21.7For the purposes of clause 21.6, Data Breach means any of the following in respect of Personal Information and/or Customer Information:
(1)that the Personal Information and/or Customer Information is or may have been misused, interfered with, corrupted or subject to unauthorised use of, access to, modification, interference or disclosure;
(2)anything that prevents the Dealer from accessing Personal Information and/or Customer Information on either a temporary or permanent basis;
(3)that there has been unauthorised access to the system, storage device or computer network in which the Personal Information and/or Customer Information is stored; and
(4)that the storage device or computer system on which such Personal Information and/or Customer Information is stored, is lost or misplaced.
22Reports, Accounts and Auditing
22.1Records

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(1)Dealer will use a business information system approved by CNH (acting reasonably) which Dealer will maintain in accordance with generally accepted accounting principles consistently applied.
(2)Dealer will submit to CNH upon request of the same, quarterly reports in relation to the CNH Business in a format acceptable to CNH (acting reasonably) which will include a comparison to the targets for the year to date set out in the Business Plan.
(3)Dealer will allow CNH to have access to its records in relation to the CNH Business upon reasonable request by CNH providing reasonable notice.
(4)CNH may make and remove copies of Dealer’s records subject to the other terms of this Agreement and Dealer must provide all reasonable assistance including making any copies of records as requested by CNH.
(5)CNH may audit these records to ensure compliance with the Dealer Agreement and the Related Agreements.
22.2Accounts
The Dealer must:
(1)keep full Transaction Records, accurate and up to date business records and books of account conforming to accepted accounting practices;
(2)maintain bookkeeping, accounting, inventory control and statistical records and systems which conform to the reasonable requirements of CNH; and
(3)keep all these records for at least 7 years after they are created.
22.3Collection statement and consent
(1)CNH may collect information (Information) obtained by it under this clause 22.3 for the purposes of undertaking market analysis, controlling, administrating and promoting the Network. Information that CNH collects, holds and uses may be disclosed to:
(a)current and prospective CNH Dealers;
(b)persons engaged by CNH to assist in the recruitment of CNH Dealers;
(c)persons who provide administrative or other services to CNH, including the professional advisers of CNH;
(d)current and prospective financiers and lenders of CNH;
(e)suppliers and prospective suppliers to the Dealer or CNH; and
(f)on a confidential basis, parties proposing to acquire an interest in CNH or a Related Entity of CNH.
(2)The Dealer consents to the use and disclosure of the Information in the manner detailed in clause 22.3(1). The Dealer acknowledges that its consent extends to any Information that is “personal information” for the purposes of the Privacy Act and the Privacy Principles.
(3)To the extent that the Dealer is entitled pursuant to the Privacy Act, the Dealer may request access to information held by CNH about the Dealer by making a written request to CNH.
22.4Solvency Statement
(1)The Dealer:
(a)must within 24 hours of a demand from CNH, provide CNH with a statement that declares that there are reasonable grounds to believe that the Dealer will be able to pay its debts as and when they fall due (Solvency Statement), signed by:
(i)if the Dealer is a company, at least 1 director of the Dealer; or
(ii)if the Dealer is a trust, the trustee or a director of the trustee; or

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(iii)if the Dealer is a partnership, at least 1 of the partners; and
(2)
(3)If:
(a)the Dealer fails to provide the Solvency Statement within the time specified in, and in accordance with this clause 22.4; or
(b)CNH Capital confirms in writing that the Solvency Statement is not valid (i.e., based on the information held by Capital, the Dealer is not solvent), then such failure will enliven clause 25.2(2) of this Agreement.
23CNH Transfer and assignment
23.1CNH may transfer or otherwise deal with all or any part of its rights, interests, obligations or liabilities under this Agreement at its absolute discretion. The Dealer consents to any transfer or other dealing under this clause 23.
23.2Refinancing and restructuring
CNH may, in addition to or as part of an assignment or novation pursuant to clause 23.1:
(1)sell itself, its assets and any of the Intellectual Property which it owns or has any legal and/or equitable right to, to a third party;
(2)issue additional shares or other securities in itself;
(3)engage in a private placement of some or all of its securities; and
(4)undertake a refinancing, recapitalisation, leveraged buyout or other economic or financial restructuring.
23.3Acknowledgment and agreement by Dealer Parties:
(1)If CNH elects to:
(a)assign all or any part of its rights, interests, obligations or liabilities under this Agreement (including any rights CNH has in relation to the Intellectual Property) the Dealer Parties must, upon request by CNH, execute any deed, agreement or notice of assignment acknowledging and agreeing to the assignment by CNH; or
(b)transfer all or any part of its rights, interests, obligations or liabilities (including any rights CNH has in relation to the Intellectual Property) under this Agreement by novation to a third party, the Dealer Parties must upon request by CNH execute a deed or agreement of novation, in a form prepared by CNH, substituting in place of CNH a third party as being entitled to the benefits, and responsible for the rights, obligations and liabilities, of CNH under this Agreement.
(2)For the avoidance of doubt, any such deed, agreement or notice must not seek to vary the terms of this Agreement (other than to change the CNH entity) unless otherwise agreed by the Dealer).
23.4Merger
CNH may purchase, merge, acquire or affiliate with an existing competitive or non-competitive franchise network, chain or any other business and:
(1)Operate, franchise or licence those businesses to operate using the Brand Names and Trademarks; and
(2)require the Dealer to use or cease to use any Brand Names and Trademarks or Intellectual Property in accordance with clause 19.2(7).
23.5Consent

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The Dealer Parties consent to CNH at any time assigning, novating or transferring any of its rights, interests, obligations or liabilities under this Agreement or undertaking any of the actions outlined in clauses 23.1, 23.2 and 23.4 and upon the provision of reasonable notice of such action.
23.6This Agreement and the rights granted under it are personal to the Dealer and the Dealer must not sub-franchise, assign or otherwise deal with this Agreement except with the prior written consent of CNH in accordance with the terms of this Agreement.
23.7The Dealer may not sub-let or otherwise subcontract the performance of the whole or any part of its obligations under this Agreement, unless otherwise stated in the Dealer Standards or the prior written consent of CNH is provided.
24Notice of Intention to Sell and Assignment of Agreement
24.1In the event of an intended sale or transfer of the CNH Business or part of it, the Dealer must first notify CNH of the relevant assets to be sold, the price sought by the Dealer and the terms and conditions that the Dealer is willing to accept from a third party. A Change in Control is also deemed to be a transfer of the CNH Business.
24.2The Dealer may not assign, transfer or otherwise deal with its rights or obligations under this Agreement or allow any interest in them to arise or be varied in each case, without the prior written consent of CNH (which consent will not unreasonably withheld but may be subject to conditions).
24.3A request for CNH’s consent must be made in writing and must be accompanied by all information that CNH would reasonably require and expect to be given to make an informed decision, including but not limited to details of the proposed transfer, copy of the contract for the sale of the CNH Business (or the shares and units (as applicable)) and any other agreements between the Dealer and the transferee;
24.4If CNH requires further information in order to make an informed decision, CNH may request the Dealer to provide specified information relevant to making the decision and the Dealer must promptly comply with that request.
24.5The Dealer acknowledges that CNH is entitled to a period of 42 days to consider any request for assignment or transfer of any of the Dealer’s rights or obligations under this Agreement, and the Dealer agrees that it will ensure that:
(1)CNH is given the benefit of that period to consider such request;
(2)the period of 42 days will not commence until CNH receives all of the information and documentation which it notifies the Dealer is required by CNH to consider the request; and
(3)the Dealer does not enter into any agreement in respect of such an assignment or transfer with the proposed transferee which provides for a date of completion earlier than the date upon which that period expires.
24.6CNH must not unreasonably withhold its consent under clause 24.2 if the sale, transfer or other disposal is of the whole or part of the Dealer’s interest in the Agreement and the CNH Business (or all of the shares in the Dealer or units in the Trust) and each of the following conditions are satisfied (where they are applicable at CNH’s reasonable determination):
(1)the Dealer establishes to CNH’s reasonable satisfaction that the proposed assignee:
(a)possesses the financial resources necessary to conduct and operate the CNH Business as a CNH Dealer and to service any borrowings it makes in order to acquire the CNH Business;
(b)is a reputable and responsible person having the business experience and capabilities necessary to operate the CNH Business successfully;
(c)will not have a significantly adverse effect on the System or the Network; and
(d)otherwise meets CNH’s criteria for the selection of new CNH Dealers, as that criteria applies as at the date the Dealer notifies of its intent to Transfer (a copy of which will be promptly provided to the Dealer upon request).
(2)the Dealer, both when seeking consent to the assignment and when the assignment is to occur, is not in default under this Agreement;

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(3)the assignee executes a franchise agreement in the form then used by CNH (which may contain different terms and conditions to those set out in this Agreement) for the balance remaining of the Term (including any existing right of renewal for the Further Term) and the Dealer and the transferee execute any other documents then customarily used by CNH for CNH Dealers;
(4)where the assignee is a company:
(a)its directors and shareholders satisfy the criteria in clause 24.6 (1); and
(b)those directors and shareholders or other Related Entities of the assignee nominated by CNH each:
(i)give a guarantee and indemnity and undertake similar personal restraints to those given by the Guarantor under this Agreement, in favour of, and in a form required by, CNH; and
(ii)execute the new franchise agreement or deed of transfer in their personal capacities.
(5)the Dealer:
(a)sells to the transferee all of the Dealer's essential assets used in the CNH Business as applicable; and
(b)assigns (with landlord and mortgagee (if any) consent) its Occupancy Right to the assignee, or the assignee secures its own Occupancy Right on terms acceptable to CNH;
(6)that part of the Location used for the operation of the CNH Business complies with the then prevailing Image.
24.7The Dealer must pay all CNH's Costs incurred in connection with the application for consent under clause 24.3, even if the consent is withheld.
25Termination
25.1CNH may immediately terminate:
(1)this Agreement; or
(2)the right of the Dealer to offer any of the Products, Parts and Brand Names from a Location,
(3)if the Dealer is in breach of any term of this Agreement or any Related Agreement and the Dealer fails to rectify that breach within a reasonable timeframe (which need not be more than 30 days) specified in a written notice from CNH requiring the Dealer to remedy the breach.
25.2If any of the following circumstances arise then CNH may terminate this Agreement, or terminate the right of the Dealer to offer the Products, Parts and Brand Names from a Location, immediately by giving the Dealer 7 days’ written notice, or any other time period prescribed by the Code (if the Code applies), specifying the grounds for termination:
(1)the Dealer no longer holds a licence that the Dealer must hold to carry on the CNH Business;
(2)the Dealer becomes bankrupt, an insolvent under administration or a Chapter 5 body corporate (as defined in the Corporations Act) or is subject to an Insolvency Event;
(3)in the case of a Dealer that is a company – it becomes deregistered by the Australian Securities and Investments Commission or the New Zealand Companies Office;
(4)in proceedings for an order in relation to a Fair Work Australia or Employment Relations Act 2000 NZ serious contravention of a Fair Work Australia or Employment Relations Act 2000 NZ civil remedy provision, a court is satisfied that the Dealer has committed that serious contravention;
(5)in proceedings for a civil penalty order in relation to a contravention of section 245AAA, 245AAB or 245AAC of the Migration Act 1958 (Australia) and/or Part 10 of the Immigration Act 2009 NZ, a court is satisfied that the Dealer has contravened the section concerned;

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(6)the Dealer is convicted of an offence against section 245AAA, 245AAB or 245AAC of the Migration Act 1958 (Australia) and/or Part 10 of the Immigration Act 2009 NZ;
(7)the Dealer voluntarily abandons the CNH Business or the franchise relationship;
(8)the Dealer is convicted of a serious offence as defined by the Code for Australian based dealers or a Serious Offence (as defined in this Agreement for New Zealand based dealers);
(9)the Dealer operates the CNH Business in a way that endangers public health or safety; or
(10)the Dealer acts fraudulently in connection with the operation of the CNH Business.
25.3Termination for Prescribed Reasons and Dealer compensation
(1)CNH may terminate this Agreement for a Prescribed Reason prior to the end of the Term or any Further Term (as applicable) by giving at least 6 months prior notice to Dealer.
(2)Subject to clause 25.3(3), if CNH terminates this Agreement for a Prescribed Reason with effect from a date that is prior to the end of the Term, CNH will pay to Dealer the Dealer Compensation (as defined below) on or after termination of this Agreement in accordance with the terms of clause 25.3(4).
(3)If CNH terminates this Agreement for breach of this Agreement by Dealer, CNH will not be obliged to pay the Dealer Compensation to Dealer, notwithstanding any circumstances that may give rise to a Prescribed Reason after CNH terminates this Agreement.
(4)If this Agreement is terminated for a Prescribed Reason:
(a)Dealer must take reasonable steps to mitigate any loss or damage that may be suffered by Dealer as a consequence of termination;
(b)the restraints (if any) set out in this Agreement will not apply; and
(c)the compensation (Dealer Compensation) payable to Dealer will be determined by an independent valuer (agreed between the parties, who must have at least 10 years experience valuing assets of a similar nature). The costs of the valuer will be paid by CNH and the valuer will be instructed to consider the following when determining the Dealer Compensation:
(i)compensation for the lost profit (if any) that Dealer would have earned from direct and indirect revenue from the sale of Products and Parts between the date of termination and the end of the Term having regard to the five-year average of:
(A)the profit margin that had been derived by Dealer from its sale of Products and Parts under this Agreement;
(B)the volumes of Products and Parts sold by Dealer under this Agreement; and
(C)the length of the period between the date of termination and the end of the Term noting that goodwill at law is determined having regard to the underlying rights of the Dealer;
(ii)the portion of the cost of any capital expenditure for the Dealer’s CNH Business that Dealer has incurred at the request of CNH which, by reason of the termination of the Agreement, Dealer will be unable to amortize prior to the end of the Term, calculated using an appropriate depreciation rate for the circumstances;
(iii)damages for any loss of opportunity that Dealer can establish in selling the Dealer’s established goodwill relating to its CNH Business; and
(iv)if applicable, the costs of winding up the CNH Business which are over and above the winding up costs which Dealer would have incurred if CNH Business had continued only until the end of the Term,
(5)subject, in each case, to reductions to account for:

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(i)the amount of any revenue or other benefit with which Dealer has, or ought reasonably to have, mitigated any loss that may otherwise be suffered by Dealer as a consequence of the termination, including, without limitation, by:
(A)accepting any new offer for Dealer to sell or service Products and/or Parts, or to sell other products or provide other services, made to it by CNH;
(B)supplying additional goods or services, or other brands of equipment, parts or other goods or services from the Location; and/or
(C)selling, licensing or leasing all or part of the Location;
(ii)the benefit accruing to Dealer from the payment to it of Dealer Compensation at a time earlier than it would have received the profits and other amounts referred to in clause 25.3(4)(c) above had the Agreement not been terminated.
(6)For the avoidance of doubt, if Dealer has breached this Agreement and CNH terminates this Agreement pursuant to clauses 12.2(2)(h), 25.1 and 25.2, CNH shall not be obliged to pay the Dealer Compensation to Dealer, notwithstanding any fact, matter or thing that may give rise to a Prescribed Reason at any time after CNH terminates this Agreement for Dealer’s breach and provided that the termination under clauses 12.2(2)(h), 25.1 and 25.2 has not been used as a means to avoid payment of compensation under this clause.
25.4Compensation by CNH for certain stock, essential speciality equipment, branded product or merchandise purchased by the Dealer if this Agreement is terminated early for Prescribed Reason.
(1)This clause only applies if this Agreement is terminated by CNH before the end of the Term because of a Prescribed Reason.
(2)CNH will, at its option, unless otherwise agreed in writing by the parties:
(a)exercise its option under clause 26.3 to purchase any new, current, undamaged, saleable and unused Parts and any Products that are in Dealer's possession for which the Dealer has no retail customer, as it determines to purchase in its absolute discretion;
(b)pay the Stock and Equipment Compensation (as defined below) to Dealer as compensation for those items that Dealer was required to purchase by CNH including Parts, Products, service tools, speciality equipment, stock and merchandise not bought back by CNH under clauses 26.3. If CNH agrees to pay compensation, the compensation payable to Dealer for such items not already agreed to be bought back by CNH (Stock and Equipment Compensation) then the Stock and Equipment Compensation amount will be determined by agreement between the parties. If the parties cannot agree on the above amount within 90 days after the termination date:
(i)either party may elect to follow the dispute resolution process set out in clause 28; or
(ii)CNH may elect to purchase the relevant Parts, Products, service tools, speciality equipment, stock and merchandise under clause 26.3.
(3)Despite any provision to the contrary and to the maximum extent permitted by law, the parties acknowledge and agree that CNH has no obligation to pay compensation to Dealer for, or buy-back Parts, Products, service tools, speciality equipment, stock and merchandise:
(a)which are not in proper working order or of saleable quality;
(b)was not specified by CNH and required in order to operate the CNH Business in accordance with the Agreement or Dealer Standards; and
(c)can be repurposed for a similar business to a CNH Business.
(4)CNH may set off against the Dealer Compensation or Stock and Equipment Compensation (if any) or the price payable by CNH for any Parts, Products, service tools, speciality equipment, stock and merchandise bought back by CNH any amounts owed to CNH by Dealer in accordance with the terms set out in clause 26.6.
25.5If the Dealer issues to CNH a proposal to terminate this Agreement in accordance with the Code, the proposal must include:
(1)reasons for the requested termination;

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(2)the proposed effective date of the termination;
(3)the commercial terms of the proposal, including any amounts payable by either party in connection with the termination;
(4)the Dealer’s intentions with respect to the operation of the CNH Business and occupation of the Location if the requested termination is accepted; and
(5)confirmation as to whether the Dealer Parties are seeking to be released from any obligations under this Agreement or a related Agreement that are expressed to survive termination.
26Obligations at the end of the Agreement
26.1This clause 26 applies at the end of this Agreement, or at the end of a Location, including on termination by either party.
26.2Subject to clauses 26.3 - 26.5, at the end of the Agreement the Dealer must:
(1)immediately cease operating the CNH Business;
(2)immediately stop using and displaying in any manner any of the Signs, Brand Names and Intellectual Property and any part of the branding or anything which imitates or is deceptively similar to these things;
(3)immediately (and in any event no later than 7 days after the end of the Agreement) stop using the Confidential Information and return all Confidential Information to CNH;
(4)immediately (and in any event no later than 7 days after the end of the Agreement) at its own cost return to CNH or destroy all marketing and promotional material, forms, stationery, business cards, and other printed matter and signs used in CNH Business which bear any of the Brand Names and Trademarks and / or Intellectual Property;
(5)within 7 Business Days after the end of the Agreement, pay all amounts owing to CNH;
(6)deliver to CNH at an address specified by CNH (which must be in the state in which the Location is located) or destroy:
(a)    all sales records for the preceding 12 months, service history records, catalogues, Product and warranty registrations, Product incident reports, sales and product information manuals, price books, maintenance manuals, service bulletins, parts cross reference manuals relating to the Products or the CNH Business;
(b)    all data and other information, including without limitation recommended retail prices and other pricing and financial information of CNH, provided to Dealer, whether in hard copy or electronic;
(c)sales aids such as film strips and recordings, videos; and
(d)    other publications of CNH and its Related Companies relating to the Products or Parts (including information comprising Other Intellectual Property) which Dealer has on hand.
26.3CNH may, but will not be obliged to, repurchase any new, current, undamaged, saleable and unused Parts or Products at the invoice price less any costs or handling charges in accordance with the Dealer Standards. If CNH does not repurchase the Parts or Products then CNH may either:
(1)allow the Dealer time to sell down the Parts and Products; or
(2)procure the Parts and Products to be transferred to another CNH Dealer at a price agreed with the receiving Dealer acting reasonably.
26.4Unless otherwise agreed in writing, the Dealer shall return all Products and Parts contemplated in clauses 26.3 free from any encumbrance in accordance with this Agreement by the later of:
(1)30 days after CNH notifies Dealer that Dealer is to return the items; or
(2)where CNH is liable to make payment to the Dealer for any such items 30 days from the date of payment by CNH.

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(3)The Dealer must pack and load all items and return them to the address CNH specifies (which must be in the country in which the Location is located). Unless otherwise agreed in writing Dealer must bear the cost of packing, loading and freight. CNH is not obliged to make any payment for the items under this clause until it has had a reasonable opportunity (no more than 30 days) to inspect the items and satisfy itself that the amount of reimbursement is correct.
26.5The Dealer must at its cost do all things (including executing all documents) reasonably required by CNH and necessary or desirable to give full effect to Dealer’s obligations at the end of the Agreement.
26.6CNH may set off against any payment payable by CNH to the Dealer, at any time including on termination of this Agreement or any Related Agreement, any outstanding amounts payable by the Dealer to CNH or its Related Entities upon the provision of prior reasonable notice.
26.7Upon termination, CNH is no longer obliged to make any further shipment of Products or Parts to Dealer and may without liability cancel any unshipped orders for Products unless a Product has already been sold to a Customer at which time CNH may arrange for the Product to be provided to the Customer directly or via another dealer in the Network.
26.8CNH may require immediate return, at Dealer’s cost, of all Products which the Dealer has not paid for in full at the time of termination and which is not held pursuant to an Inventory Finance Agreement.
26.9Signs and Brand Names
(1)If Dealer has not removed all Brand Names from the Location and ceased in any other way to use any of CNH's Brand Names within 7 days of the date of termination Dealer will indemnify CNH for any cost involved in CNH requiring Dealer's compliance with this clause.
(2)Upon termination of this Agreement, Dealer must, within 7 days, remove all Brand Names and Signs from the Location and place the Signs in a protected area at the Location for recovery by CNH. The Signs must remain in a reusable condition (to the extent they are in such condition on being taken down).
(3)If Dealer does not, then CNH is expressly authorised by Dealer:
(a)to enter the Location and recover the Signs;
(b)    break open any inside or outside gate door or fastening and detach and dismantle the Signs from any part of the Location to which it was affixed.
(4)Dealer must reimburse CNH for any cost it incurs in recovering the Signs pursuant to this clause.
27Restraint
27.1Competition restraint
(1)The Dealer and Guarantor jointly and severally agree with CNH that they will not during the Term and the Restraint Period, in any capacity including on their own account or as a member, shareholder, unitholder, director, partner, joint venturer, employee, trustee, beneficiary, principal, agent, adviser, contractor, consultant, manager, associate, representative or financier or in any other way or by any other means, directly or indirectly:
(a)engage in, be connected with or have any interest in a Restrained Business in the Restraint Area. For the avoidance of any doubt, this does not include the Dealer participating in business activity pursuant to its Other Agreements or as otherwise approved by CNH from time to time;
(b)help or encourage any competitor of CNH or the Network in a way which might assist or enable it to conduct a business in the nature of a Restrained Business in the Restraint Area. For the avoidance of any doubt, this does not include the Dealer participating in business activity pursuant to its Other Agreements or as otherwise approved by CNH from time to time;
(c)encourage or induce, or attempt encourage or induce, any person to terminate his or her office, employment or services arrangement with CNH or a CNH Dealer (or a Related Entity of CNH) (other than the Dealer) (including any person who was a director, employee or contractor of CNH or a CNH Dealer within the preceding 12 months). For the avoidance of

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doubt, if a person contemplated by this clause genuinely applies for a role without any form of inducement then this clause will not apply;
(d)other than to the extent permitted under this Agreement (if any), use a logo, mark or name substantially the same or deceptively similar to any Brand Name, Logo or Intellectual Property owned by or licensed to CNH (or a Related Entity of CNH);
(e)disparage or otherwise make any statements to any person or persons whatsoever that may or may be likely to injure CNH’s (or a Related Entity of CNH’s) commercial reputation or the commercial reputation of any CNH Dealer, unless such actions are required by Law; or
(f)assist or encourage any person to do any of the things referred to in this clause 27.1.
(2)Notwithstanding the generality of clause 27.1, the Restraint Period that applies in relation to sub-clauses (a), (b) and (c) of clause 27.1 shall be the duration of this Agreement except where this Agreement is terminated by CNH due to the Dealer selling competing product in breach of this Agreement.
(3)Sub-clause 27.1(1) above has the effect as comprising each of the separate provisions which results from each combination of a capacity and a category of conduct. Each of these separate provisions operates concurrently and independently. If any separate provision is unenforceable, illegal or void that provision is severed and the other separate provisions remain in force.
27.2Reasonableness
(1)The Dealer acknowledges that:
(a)the scope of the prohibitions set out in clause 27.1 are reasonable and necessary to protect CNH and the System (including other CNH Dealers);
(b)the time period and the scope of the prohibitions set out in clause 27.1 are the reasonable and necessary time and distance needed to protect CNH during the Term and if this Agreement expires or is terminated for the specified reason; and
(c)the Dealer has many other opportunities available to earn a living, and that these restrictions will not preclude the Dealer from engaging in a lawful trade or business for which it otherwise has training or experience.
27.3Dealer request for compensation in special circumstances
(1)Other than to the extent this Agreement may provide otherwise, the Dealer acknowledges and agrees that at the end of the Agreement, the Dealer is not entitled to receive any payment or compensation from CNH for any goodwill in connection with the Trade Marks or the Intellectual Property or the Location.
(2)If, and only if:
(a)this Agreement expires;
(b)there is a Further Term specified at Item 7 of Schedule 1;
(c)the Dealer satisfied the requirements set out in section 42 of the Code during the Term (only if the Code applies); and
(d)CNH refuses to renew or extend this Agreement for the Further Term on the terms of CNH’s then current form of dealer agreement, then the Dealer may request in writing that CNH pay it compensation for goodwill generated during the Term, in connection with the CNH Business (Compensation Request). In response to a Compensation Request, CNH may notify the Dealer in writing that it will:
(e)pay to the Dealer an amount comprising genuine compensation for the goodwill, in accordance with clause 27.3(3), in which case the restraints in clause 27.1 will apply to their fullest extent; or
(f)not pay the Dealer any amount, in which case the restraints in clause 27.1 will not apply.

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(3)In calculating any compensation to be paid under clause 27.3, the parties agree that: the value of any compensation is to be calculated on the basis that the Dealer has no right to use the Intellectual Property after the end of the Term, and that all goodwill in relation to the Trademarks, the Intellectual Property and the System (CNH’s Goodwill) at all times remains with CNH and any value of goodwill or calculation of any compensation payment in connection with the CNH Business shall at all times exclude the value of CNH’s Goodwill.
(4)The Dealer acknowledges that, in calculating the amount of compensation for goodwill:
(a)The value of the calculable goodwill is to be determined on the increase, if any, in the value of the CNH Business during the Term;
(b)the value of the calculable goodwill will be zero if the Dealer has not contributed to the growth of the CNH Business during the Term;
(c)any increase in value attributable to the efforts of CNH is to be excluded.
28Dispute handling procedure
28.1If a dispute arises between parties to this Agreement the provisions of this clause 28 apply. The Parties agree to comply in all respects with the Code (only if the Code applies).
28.2The complainant must tell the other party in writing:
(1)the nature of the dispute;
(2)what outcome the complainant wants; and
(3)what action the complainant thinks will settle the dispute.
28.3The parties must then agree to:
(1)clearly communicate the background facts leading to or causing the dispute;
(2)set out clearly what action is required to settle the dispute;
(3)select a way of resolving the dispute and explain why that way of resolving the dispute can be said to be a fair resolution of the dispute; and
(4)identify, if the dispute is resolved, how the resolution of the dispute has or could enhance the business relationship between the parties for the future, in particular, by identifying specific means of avoiding similar disputes arising between the parties in the future.
28.4If the dispute is not resolved in accordance with clauses 28.2 and 28.3 within 21 days, either party may refer the matter to a mediator.
28.5If the parties cannot agree about who should be the mediator, either party may ask the Institute of Arbitrators and Mediators Australia to appoint a mediator.
28.6The mediator may decide the time and place for the mediation.
28.7The parties must attend any mediation instituted under this clause 28 and try to resolve the dispute.
28.8The parties are equally liable for the costs of mediation unless they otherwise agree.
28.9The parties must pay their own costs of attending the mediation.
28.10Nothing in this clause 28 affects the right of a party to take legal proceedings under this Agreement. In particular, this clause does not affect the right of any party to seek injunctive relief where this is necessary to prevent irreparable damage to the party making the application or to the Network or any of the Intellectual Property.
29Guarantee and indemnity
29.1The Guarantor has requested CNH enter into this Agreement with the Dealer and CNH does so in consideration of this guarantee and indemnity.

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29.2The Guarantor unconditionally and irrevocably guarantees to CNH prompt performance of all of the obligations of the Dealer contained or implied in this Agreement and any Related Agreement. If the obligation is to pay money, CNH may recover the money from the Guarantor as a liquidated debt.
29.3In addition to the Guarantor’s liability under this clause 29, the Guarantor indemnifies CNH against loss incurred because the Dealer is not bound by some or all of its obligations under this Agreement.
29.4The guarantee and indemnity under this clause 29 is a continuing security and is not discharged or prejudicially affected by any settlement of accounts but remains in full force until a final release is given by CNH. In the event of expiry or termination of this Agreement a Guarantor may request in writing that CNH release the Guarantor from this guarantee and indemnity. CNH will grant such request unless CNH determines on reasonable grounds that it is materially prejudicial to the interests of CNH to do so. Any release shall apply from the latter of the date of consent and the date being 6 months after the expiry or termination.
29.5The Guarantor’s liability under this clause 29 is not affected by:
(1)the granting of time, forbearance or other concession by CNH to the Dealer or any Guarantor;
(2)an absolute or partial release of the Dealer or any Guarantor or a compromise with Dealer or any Guarantor;
(3)a variation of this Agreement;
(4)an assignment of this Agreement by the Dealer;
(5)the termination of this Agreement;
(6)any disputes or differences between the Dealer and CNH;
(7)the fact that this Agreement is wholly or partially void, voidable or unenforceable;
(8)the non-execution of this Agreement by one or more of the persons named as Guarantor or the unenforceability of the guarantee or indemnity against one or more of Guarantors; or
(9)the exercise or purported exercise by CNH of its rights under this Agreement.
29.6The Guarantor’s liability under this clause 29 is not discharged by a payment to CNH that is later avoided by law. If that happens, the parties will be deemed restored to their respective rights and obligations as if the payment had not been made.
29.7If a liquidator or trustee in bankruptcy disclaims this Agreement, the Guarantor indemnifies CNH against any resulting loss.
29.8Until CNH has received all money payable to it by the Dealer, the Guarantor must:
(1)not prove or claim in any liquidation, bankruptcy, composition, arrangement or assignment for the benefit of creditors; and
(2)hold any claim it has and any dividend it receives on trust for CNH.
29.9If CNH assigns its rights under this Agreement, the benefit of the guarantee and indemnity in this clause extends to the assignee and continues concurrently for the benefit of CNH regardless of the assignment unless CNH releases the Guarantor in writing.
30Indemnity
30.1The Dealer indemnifies CNH and its Related Entities (together the Indemnified Parties) against all damages, losses, liabilities, claims and Costs (on a full indemnity basis) incurred by the Indemnified Parties in connection with a demand, action, arbitration, or other proceeding (including mediation, compromise, out of court settlement or appeal), arising directly or indirectly as a result of or in connection with:
(1)a breach by the Dealer of this Agreement;
(2)any injury to, or loss of property of, any person in or on any Location or otherwise in or on any other location form which the Dealer conducts its business; and

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(3)any negligent or wilful act or omission of the Dealer, its employees, agents, servants, contractors or others for whom the Dealer is legally responsible, except that the Dealer is not obliged to indemnify the Indemnified Parties against any damages, losses, liabilities, claims and Costs incurred by the Indemnified Parties arising directly or indirectly as a result of or in connection with any negligent or wilful act or omission of the Indemnified Parties, or any of their employees, agents, servants, contractors or others for whom the Indemnified Parties are legally responsible.
30.2Legal Proceedings
(1)If the Dealer becomes aware of any actual or threatened legal proceedings (Legal Proceedings) arising from an allegation that a Product or Part has a manufacturing or design defect (Defect), the Dealer must without delay, notify CNH of the Legal Proceedings for the purpose of giving CNH the first opportunity to take over the conduct of the Legal Proceedings (which CNH may decline to do).
(2)CNH will indemnify the Dealer against all losses, costs and expenses arising directly from any judgment and/or verdict in the Legal Proceedings that a Product or Part has a Defect for which CNH is liable. This indemnity is conditional upon:
(a)the Defect not having been caused by or contributed to by the Dealer;
(b)the Dealer having fully complied with its obligations under clause 8.3 and this clause 30.2 (to the extent applicable);
(c)in the case of Legal Proceedings:
(i)Dealer notifying CNH promptly and in any event within 7 days of becoming aware of any Legal Proceedings;
(ii)Dealer not taking any action in relation to the Legal Proceedings which compromises the Dealer or CNH’s position;
(iii)Dealer fully co-operating with, and taking all such steps as may reasonably be required by, CNH in defending such Legal Proceedings; and
(iv)Dealer not taking any steps (or causing such steps) to join CNH as a party to the Legal Proceedings.
31Trust and partnership provisions
31.1Trustee warranties
(1)If the Dealer is not described in this Agreement as trustee of a trust, the Dealer and the Guarantor (if any) warrant that the Dealer enters into this Agreement in its own right and not as a trustee for any person.
(2)The remainder of this clause 31 applies if the Dealer enters into this Agreement as trustee of any trust and the trust (Trust) is described alongside the name of the Dealer.
(3)The Dealer warrants that:
(a)it is the sole trustee of the Trust;
(b)it enters into this Agreement for the purposes and benefit of the Trust and has obtained the consent or approval of any person which is needed to ensure that the property of the Trust is bound upon the execution of this Agreement;
(c)it has given to CNH a copy of the Trust deed and copies of any other documents relating to the Trust;
(d)it has power under the Trust Deed to enter into this Agreement, to undertake the obligations and liabilities in the manner and the extent contemplated by this Agreement and to apply the assets of the Trust in satisfaction of any money payable under this Agreement;
(e)it has an unrestricted right to be fully indemnified out of the assets of the Trust;

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(f)it is not in default of its obligations as trustee and no steps have been taken or threatened by any person to:
(i)revoke or vary the Trust deed;
(ii)remove the Dealer as trustee of the Trust;
(iii)appoint additional trustees to the Trust;
(iv)have the Trust assets administered pursuant to any order of a court;
(v)have any receiver or administrator of the Trust assets appointed or have the Trust wound up; or
(vi)charge the Dealer or anyone acting on its behalf with any breach of trust or misappropriation of Trust assets in connection with the Trust;
(g)the vesting date for the Trust occurs after the Agreement is expected to end by effluxion of time; and
(h)all information or documents supplied to CNH or to any person on CNH’s behalf for the purposes of the Franchise are true and accurate and leave no material facts undisclosed.
(4)The Dealer acknowledges and agrees that this Agreement is entered into, and the Franchise is granted on the basis that each of the warranties contained in this Agreement are true and correct and will remain so throughout the Term.
(5)If the Trust is a unit trust, the Dealer and the Guarantor warrant that the unitholders of the Trust are as specified in the Schedule and that all of the issued units in the Trust are beneficially held by these unitholders.
(6)The Dealer must not allow any of the following to occur without first obtaining CNH’s written consent:
(a)any alteration to the Trust deed;
(b)any Disposal of units in the Trust;
(c)the vesting or distribution of the assets of the Trust other than income;
(d)the appointment of any person as a new or substitute trustee under the Trust deed;
(e)the delegation of any power or duty conferred upon the Dealer under the Trust deed other than as expressly authorised by this Agreement; or
(f)anything which will or may harm the Dealer or CNH.
(7)CNH must not withhold consent unreasonably to a Disposal of units if the requirements of clause 31.1(9) are met.
(8)If the Dealer contravenes clause 31.1(6)(d) and appoints any new or substitute trustee of the Trust, the Dealer:
(a)acknowledges that this Agreement will bind the new trustee; and
(b)must arrange for the new trustee to enter into a deed prepared by CNH’s solicitors at the Dealer ‘s cost by which the new trustee agrees to be bound by the terms of this Agreement.
(9)Any Disposal of units in the Trust, other than upon a restructure pursuant to clause 23.2 must be treated as a transfer by the Dealer of the Franchise and clauses 23 and 24 apply to that Disposal.
31.2Partnership warranties
(1)If the Dealer or any Guarantor enters into this Agreement as a partnership this clause 31.2 will apply.

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(2)Each of the Partners each represent and warrant to CNH that they enter this Agreement as a Partnership pursuant to the Partnership Agreement and that this Partnership is referred to as the Dealer.
(3)Each Partner, warrants to CNH that:
(a)the Partnership Agreement remains on foot and has not been terminated;
(b)it has power under the Partnership Agreement to enter into and perform is obligations under this Agreement;
(c)all authorisations necessary to enter into, perform and enforce this Agreement (including, without limitation any requirements under the Partnership Agreement) have been given and are in full force and effect;
(d)there is no default by the Partners under the Partnership Agreement and no action has been taken or proposed to dissolve or wind up the Partnership;
(e)it has taken every necessary action to execute this Agreement and perform the Dealer’s obligations under this Agreement;
(f)executing this Agreement is not a breach of the Partnership Agreement;
(g)that each of the Partners and assets of the Business and Partnership will be able to fulfil all indemnity and other obligations of which the Dealer agrees to under this Agreement;
(h)the rights of CNH under this Agreement rank in priority to the interests of the Partners under the Partnership Agreement.
(4)it has considered the purpose of this Agreement and considers that entry into this Agreement is for the benefit of the Partners of the Partnership and that the terms of the Agreement are fair and reasonable; and
(5)after making due inquiry, each Partner (and its directors, shareholders and officers) are aware of and have consented to the Dealer as a Partnership entering into this Agreement.
31.3Each of the Partners warrant that they have the authority of each of their Related Entities, agents, directors, employees, and shareholders (as applicable) to provide all warranties, releases and indemnities in this Agreement on behalf of each of them.
32Goods and services tax
32.1In this clause 32:
(1)GST means GST as defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended or the equivalent Goods and Services Tax Act 1985 NZ (as the context requires) (GST Act) or any replacement or other relevant legislation and regulations;
(2)words or expressions used in this clause which have a particular meaning in the GST law (as defined in the GST Act), any applicable legislative determinations and Australian Taxation Office or the Inland Revenue Department NZ public rulings, have the same meaning, unless the context otherwise requires;
(3)any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member; and
(4)any reference to an input tax credit entitlement by a party includes any corresponding input tax credit entitlement by the representative member of any GST group of which that party is a member.
32.2Unless GST is expressly included, the consideration to be paid or provided under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.
32.3To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration to be paid or provided for that taxable supply is increased by the amount of any GST payable in respect of that taxable supply and that amount must be paid at the same time as the GST exclusive consideration is to be paid or provided.

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32.4To the extent that a party is required to reimburse or indemnify another party for a loss, cost or expense incurred by that other party, that loss, cost or expense does not include any amount in respect of GST for which that other party is entitled to claim an input tax credit.
33Force majeure – unforeseen events causing delay
33.1The obligations of a party (other than the obligation to pay money) are suspended during the time and to the extent that party is prevented from complying with them by force majeure.
34General provisions
34.1The parties agree that if any Laws are changed or introduced or any relevant authority publishes or issues any statement, rules, code or requirement which in the reasonable opinion of CNH or its solicitors renders or is likely to render all or part of this Agreement unenforceable, illegal or void, the parties will within a reasonable time amend this Agreement and do all things (including executing documents) necessary or desirable to ensure that this Agreement is not unenforceable, illegal or void.
34.2The Dealer must pay all stamp duty and other government imposts payable in connection with this Agreement and all other documents and matters referred to in this Agreement when due.
34.3A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing. In addition to any other method of service provided by law, the Notice may be:
(1)sent by prepaid priority post to the address of the addressee set out in this Agreement or subsequently notified;
(2)sent by email to the email address of the addressee; or
(3)
(4)delivered at the address of the addressee set out in this Agreement or subsequently notified.
34.4A Notice must be treated as given and received:
(1)if sent by prepaid priority post, on the 2nd Business Day (at the address to which it is posted) after posting; or
(2)if sent by email before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or
(3)if otherwise delivered before 5 p.m. on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.
34.5If anything in this Agreement is unenforceable, illegal or void then it is severed, and the rest of this Agreement remains in force.
34.6This Agreement:
(1)is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and
(2)supersedes any prior agreement or understanding on anything connected with that subject matter. For the avoidance of any doubt, this Agreement does not supersede any Related Agreement.
34.7An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.
34.8A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
34.9Each party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.
34.10If the Location is in:

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(1)Australia, the laws of New South Wales governs this Agreement. The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia.
(2)New Zealand, the laws of New Zealand governs this Agreement. The parties submit to the non-exclusive jurisdiction of the courts of New Zealand.
34.11Each obligation which expressly survives or is capable of surviving the end of the Agreement continues in force despite the end of this Agreement.
34.12Any conditions set out in Item 11 of the Schedule form part of this Agreement. If there is any inconsistency between a provision of the Special Conditions and a provision of this Agreement the provision of the Special Conditions prevails to the extent of the inconsistency.
35Definitions and Interpretation
35.1In this Agreement:
(1)ACC means the Accident Compensation Corporation (New Zealand);
(2)Agreement means this Agreement and any Schedule/s, the Special Conditions and the Terms and Conditions and any other schedule or annexure to it;
(3)Brand Names means all Trademarks owned by CNH or its Related Entities including but not limited to names that CNH or its Related Entities represent as being its trademarks or otherwise represents with ® or ™. The Dealer is offered the right to sell the Products associated with each Brand Name specified in the Location Schedule/s;
(4)Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;
(5)Business Plan means the business plan that the Dealer prepares in accordance with clause 12.1 in a format and with such information as required in the Dealer Standards if requested by CNH for the following purposes:
(a)for an annual Business Review; and/or
(b)for any performance review if the Dealer fails to meet the Minimum Performance Criteria at any time during the Term or Further Term;
(6)Business Review means the business review of the CNH Business conducted in accordance with the Dealer Standards, either:
(a)at least 6 months prior to the end of the Term or any Further Term; and
(b)at the request of CNH during any 12-month period of a Term or Further Term, reviewing the performance of the CNH Business during preceding 12 months;
(7)Change in Control means, in relation to an entity, an event the occurrence of which has the effect of changing the underlying control or ownership of the CNH Business. This includes:
(a)if the Dealer is a body corporate:
(i)a change of directors, or a right to appoint directors;
(ii)a change in the legal or beneficial ownership of any shares; or
(iii)a change in the legal or beneficial entitlement to the profits of the company;
(b)if the Dealer is the trustee of a trust, a change in the trustee or the identity or rights of the beneficiaries under the trust; and
(c)any other transaction under which a party acquires a direct or indirect interest in the financial performance of the CNH Business other than as an arm’s length supplier of goods or services;

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(8)CNH Business means the business of undertaking the marketing, sale and servicing of the Products and Parts using the Brand Names in accordance with the terms and conditions of this Agreement within the PMA from the Location;
(9)CNH Capital means CNH Industrial Capital Australia Pty Limited ACN 069 132 396 for Australia and through its overseas registered branch trading as CNH Industrial Capital New Zealand (New Zealand company number 7104933, NZBN 9429047107564);
(10)CNH Code of Conduct means the code if that name established and provided by CNH and which must be complied with by the Dealer, as amended by CNH from time to time, a copy of which can be downloaded from CNH Code of Conduct;
(11)CNH Dealer means a Dealer who operates a CNH Business under a Franchise;
(12)CNH Warranty means the written warranty provided by CNH in relation to a particular Product, as set out in the Dealer Standards or otherwise by CNH in writing.
(13)CNH Website means cnh.com, cnhindustrialcapital.com.au or such other website owned, licenced or developed by or for CNH;
(14)Code means the Franchising Code of Conduct as prescribed by section 51AE, Part IVB of the Competition and Consumer Act 2010 (Cth) and as amended or re-enacted from time to time, and any other regulation or other statutory instrument made under it, or made under it as amended or replaced for Australia, provided that the Code does not apply to Dealers and Locations in New Zealand;
(15)Commencement Date means the commencement date of this Agreement as set out in Item 5 of the Schedule;
(16)Competing Products means the products that compete with the Products, and for which CNH has provided its prior written consent for a Dealer to supply and sell, as listed in Schedule 1 Item 14;
(17)Confidential Information means:
(a)the System and the Dealer Standards;
(b)the Transaction Records;
(c)all business and financial information relating to the Network;
(d)all trade secrets, processes, procedures, marketing strategies, marketing research, information concerning product development, know-how, systems, computer programs, models, data bases and any modifications to such things;
(e)all information which, by its nature places or potentially places the Dealer, CNH or any member of the Network at an advantage over its present or future business competitors;
(f)any information which is marked “confidential’; and
(g)any information that the Dealer knows or ought to know is confidential, and any other information that would at law be considered secret or confidential information of CNH or any member of the Network, but does not include:
(h)the Customer Information; and
(i)information which:
(i)at the time of first disclosure by CNH to the Dealer or the Guarantor is already in the public domain; or
(ii)after disclosure by CNH to the Dealer or the Guarantor becomes part of the public domain otherwise than by disclosure in breach of the terms of this Agreement;
(18)Corporations Act means the Corporations Act 2001 (Cth) for Australia, and for New Zealand the Companies Act 1993, as the context requires;

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(19)Cost or Costs means any cost, charge, expense, outgoing, payment or other expenditure of any nature and where appropriate includes fees and disbursements payable to contractors and consultants or the reimbursement of wages, salaries and overheads of CNH or any Related Entity of CNH, but excluding legal costs relating to the preparation, negotiation or execution of this Agreement or documents relating to this Agreement;
(20)Customer means any person for whom the Dealer currently provides or has previously provided, or has been engaged to provide any of the Products, Parts or Services (subject always to the Customer having consented to the provision of their information and the Dealer complying with all Privacy Laws);
(21)Customer Information means all Customer details including potential Customer details (to the extent known), lists of Customers collected by the Dealer in accordance with clause 21. For the avoidance of doubt, such Customer Information is information that is collected in furtherance of the CNH Business;
(22)Dealer means the person/s named in Item 2 of the Schedule;
(23)Dealer Confidential Information means any information provided to CNH by the Dealer that may be reasonably expected to be treated as confidential, such as transaction records, financial records or employee records;
(24)Dealer Parties means the Dealer and the Guarantor(s);
(25)Dealer Portal means an intranet accessible by CNH Dealers to access the Dealer Standards and other information provided by CNH from time to time;
(26)Dealer Principal means the person who has effective control of the Dealer and the CNH Business and will play a substantial role in the day-to-day operation and management of the CNH Business as named in Item 4 of the Schedule;
(27)Dealer Standards means the standards set out in the following CNH documents with which the dealer must comply:
(a)Dealer Operating Policies & Procedures;
(b)Dealer Parts Operating Guide;
(c)Dealer Identity Manual;
(d)Warranty Terms & Procedures Manual; and
(e)CNH Industrial Capital Dealer Handbook;
(f)as amended in accordance with this Agreement.
(28)Disclosure Document means the Disclosure Document prepared by CNH in accordance with the Code and updated from time to time;
(29)Dispose, Disposing or Disposal includes, in relation to a share or a unit, entering into a transaction in relation to the share or the unit (or any interest in the share or the unit), which results in a person other than the registered holder of the share or the unit:
(a)acquiring any legal or equitable interest in the share or the unit, including an equitable interest arising from a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating any form of security interest in the share or the unit;
(b)acquiring any right to receive directly or indirectly any dividends payable in respect of the share or the unit;
(c)acquiring any rights of pre-emption, first refusal or like control over the disposal of the share or the unit;
(d)acquiring any rights of control over the exercise of any voting rights or rights to appoint directors attaching to the share or the unit; or
(a)otherwise acquiring legal or equitable rights against the registered holder of the share or the unit which have the effect of placing the person in the same position as if the person had acquired a legal or equitable interest in the share or the unit itself;

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(30)Financial Year means a year commencing 1 July and finishing the following 30 June;
(31)Franchise means the right to operate a CNH Business using the System, Image, Brand Names and Trademarks and other Intellectual Property granted by CNH in accordance with this Agreement;
(32)Frozen Period has the meaning given to that term in the Dealer Standards;
(33)Further Term means the Further Term (if any) set out in Item 7 of the Schedule;
(34)Genuine CNH Parts means the Parts for the Products that are designated by CNH as being genuine parts;
(35)Guarantor(s) means the person(s) named in Item 3 of the Schedule, and who are parties to this Agreement;
(36)Image means the specific image created or prescribed by CNH for the Franchise of a CNH Business including names, the Brand Names and Trademarks, Product and Part ranges, specified design and colour schemes for each Location, Signs, layouts, fixtures and fittings and equipment, as applicable and as reasonably modified by CNH from time to time;
(37)Insolvency Event in relation to a party, means that:
(a)the party ceases or takes steps to cease to conduct its business in the normal manner;
(b)the party goes into receivership or has a receiver, trustee or manager (including a statutory manager) appointed in respect of that party and/or all or any of its property;
(c)the party enters into voluntary administration;
(d)the party is unable to pay its debts when they are due or is presumed to be unable to pay its debts as they fall due;
(e)the party makes an assignment for the benefit of, or enters into or makes any arrangement or composition with, its creditors;
(f)any resolution is passed, or any proceeding is commenced for the winding up or liquidation of the party (whether on a voluntary or involuntary basis); or
(g)any analogous demand, appointment or procedure is instituted or occurs in relation to the party.
(38)Intellectual Property means:
(a)all copyright, trademark rights, patent rights, design rights or any other intellectual property rights subsisting in or created during the development of the Brand Names and Trademarks, System, Image, Dealer Standards, CNH Website, any magazine published by CNH and any other advertising and promotional materials provided to the Dealer including software, source and object codes, scripts, records, documents, specifications, plans, program listings, calculations and drawings;
(b)market data, any artificial intelligence analysis conducted using data collected by CNH from the Dealer or from other sources; and
(c)all Confidential Information necessary for, or which may be used in connection with the administration, operation and marketing of the CNH Business or the Network;
(39)Interest Rate means interest at a rate equivalent to the CNH Capital past due wholesale rate as published in the Capital Rate Bulletin from time to time. The interest rate is currently defined as Prime Rate plus Dealer rating risk margin plus 3.0%;
(40)Inventory Finance Agreement means the agreement between the Dealer and CNH Capital providing a facility pursuant to which the Dealer may fund the display of Products and Parts and includes any security given by Dealer in support of that agreement;
(41)In Warranty Servicing means:
(a)the maintenance and mechanical servicing of all Products and CNH Genuine Parts covered by a CNH Warranty or a statutory warranty;

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(b)any other inspections, corrections or servicing of Products required by CNH, and specified as In Warranty Servicing; and
(c)recall campaign related work as required by CNH from time to time.
(42)Key Accounts means any account that is a company or business that operates across multiple Dealers’ PMAs and is designated by CNH as a Key Account.
(43)Laws includes the provisions of any statute, rule, regulation, proclamation, ordinance or by-law, present or future, whether state, federal or otherwise applicable to the jurisdiction in which the Location is located (for the avoidance of doubt, only Australian Laws will apply if the Location is in Australia and only New Zealand Laws will apply if the Location is in New Zealand);
(44)Location means the location(s) specified in the Location Schedule(s); of the Schedule;
(45)Location Schedule means the schedules titled “Schedule by Location” that form part of this Agreement and specify the Products, Brand Names, PMA and other details that apply to a particular Location;
(46)Lost Sales means when a Customer purchases or was intending to purchase a product that is in direct competition with a Product why the Customer chose that product over a Product;
(47)Minimum Performance Criteria means Minimum Performance Criteria and other standards for the CNH Business as set out in clause 12, and as otherwise set out in the Dealer Standards;
(48)Month means a calendar month;
(49)Network means the network of CNH Businesses;
(50)Occupancy Right means any right to occupy the Location including as lessee, sublessee, licensee or as the holder of some other interest in the Location conferring an enforceable right to use or occupy them;
(51)Out of Warranty Servicing means the maintenance and mechanical servicing of Products, and the use of CNH Genuine Parts, that are not covered by a CNH Warranty or a statutory warranty;
(52)Other Agreements means the agreements between the Dealer and the applicable distributor of the products described in Item 13 of Schedule 1.
(53)Parts means the spare parts, lubricants and other after-sales products sold by CNH or its Related Entities for use in or with Products and as otherwise specified in Annexure B or a Location Schedule(s);
(54)Products means the CNH products specified in the Location Schedule/s and as otherwise specified in Annexure B or a Location Schedule(s), including any software and technology products that CNH have the rights to;
(55)Performance Criteria Failure means any failure of the CNH Business of the Dealer to meet or exceed the Minimum Performance Criteria;
(56)Personal Information has the meaning under the Privacy Act 1988 (Cth) or the Privacy Act 2020 NZ (as the context requires);
(57)PMA means the prime marketing area set out in the Location Schedule(s);
(58)Prescribed Reason means (only if the Code applies) if CNH:
(a)withdraws from the Australian market;
(b)rationalises its networks in Australia; or
(c)changes its distribution models in Australia;
(59)Prior Agreement means the dealer agreement between the parties described in Item 12 of Schedule 1;
(60)Privacy Laws means, if the Location is in Australia, the Privacy Act 1988 (Cth) and the Australian Privacy Principles or, if the Location is in New Zealand, the Privacy Act 2020 NZ and the New Zealand Privacy Principles;

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(61)Related Agreement means any agreement between the Dealer and CNH or any agreement between the Dealer and a Related Entity of CNH, including CNH Capital, in connection with the Dealer and the Business including:
(a)any agreement in connection with the supply of goods or services to the Dealer or an associate of the Dealer; and
(b)any loan agreement, facility agreement or letter or document or agreement which reserves or creates any Security Interest to secure the obligations of the Dealer or any Guarantor under this Agreement or any other agreement mentioned in this Agreement;
(62)Related Entity has the meaning ascribed to that expression in the Corporations Act 2001 (Cth) or section 2(3) of the the Companies Act 1993 NZ except that references to “company” in that section include any body corporate, whether incorporated or constituted in New Zealand or elsewhere (as the context requires);
(63)Reports means the information that the Dealer is required to provide to CNH pursuant to clause 22;
(64)Sale Terms means the terms and conditions of sale of the Products and Parts as prescribed in the Dealer Standards;
(65)Secondary Storage Location means the address specified in the Location Schedule(s) (if applicable);
(66)Serious Complaint has the meaning given to that term in clause 8.4(5);
(67)Serious Offence means:
(a)an offence under any law of the Commonwealth or a State or a Territory for which, if the act or omission had taken place in the Jervis Bay Territory (NZ), a person would be liable, on first conviction, to imprisonment for a period of not less than 5 years; or
(b)a contravention of any provision of the Corporations Act.
(68)Services means the services provided with and incidental to the operation of a CNH Business, including the interval servicing, maintenance and repair of Products using the Parts;
(69)Signs means the sign facings only as distinct from the sign fixtures to which the sign facings are attached;
(70)Special Conditions means the special conditions (if any) set out in Item 11 of the Schedule;
(71)Standards means each and all of the mandatory requirements relating to the establishment, equipping, layout, branding, appearance or operation of a CNH Business specified by CNH in writing (as set out in the Dealer Standards);
(72)Strategic Business Plan means the strategic business plan to be prepared by the Dealer in accordance with the Dealer Standards for review prior to the Offer (if any) of a Term or Further Term;
(73)System means the systems, methods, procedures, policies, standards and controls upon the operation of the Franchise as specified in the Dealer Standards or otherwise in writing by CNH;
(74)Technology Fee means the amount set out in Item 10 of the Schedule;
(75)Term means the period specified in Item 6 of the Schedule;
(76)Trademarks means all those registered or unregistered trademarks, logos, designs, business names and trade names CNH may specify or substitute from time to time for use by the Dealer in the sale, marketing and promotion of the CNH Business, including those registered trademarks set out in Item 8 of the Schedule;
(77)Transaction Records means complete details provided in the form specified in the Dealer Standards of all transactions between the Dealer and Customers, the Dealer and suppliers, the Dealer and the Australian Taxation Office or Inland Revenue NZ (as the context requires) in relation to GST, the CNH Business and the Dealer and CNH (but only insofar as those records relate to the CNH Business);

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(78)Trust means the trust (if any) specified in Item 2 of the Schedule; and
(79)Worker means any person engaged by the Dealer to work in the CNH Business, and includes:
(a)an employee;
(b)a contractor or subcontractor;
(c)an employee of a contractor or subcontractor;
(d)an employee of a labour hire company who has been assigned to work in the CNH Business;
(e)an apprentice or trainee;
(f)a student gaining work experience; and.
(g)a volunteer.
36Interpretation
36.1In this Agreement:
(1)the singular includes the plural and the plural includes the singular;
(2)a person includes a body corporate;
(3)a party includes the party’s executors, administrators, successors and assigns; and money is to Australian dollars, unless otherwise stated;
(4)“including” and similar expressions are not words of limitation;
(5)where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;
36.2If a party consists of more than one person, this Agreement binds each of them separately and any two or more of them jointly. An obligation, representation or warranty in favour of more than one person is for the benefit of them separately and jointly. A party which is a trustee is bound both personally and in its capacity as a trustee.
36.3Nothing in this Agreement will constitute a partnership, joint venture, employment, agency or form of fiduciary relationship between CNH and the Dealer.
36.4No party has the power to obligate or bind any other party except as authorised by this Agreement.

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Signing page
EXECUTED as an agreement on ___________
CNH:

Executed by CNH Industrial Australia Pty Limited ACN 000 031 130 by its authorised representatives:

Director Ag Brands and Commercial	Head of Network Development ANZ

Print Name	Print Name

Dealer:

Executed by J.J. O'Connor & Sons Pty Ltd 005 242 142 in accordance with section 127 of the Corporations Act 2001 (Cth):

Director	Director/Company Secretary

Name of Director	Name of Director/Company Secretary

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Guarantor(s):

Guarantor 1:	Guarantor 2:
Signed by (Name):	Signed by (Name):

Signature	Signature

Witness Signed by (Name):	Witness Signed by (Name):

Signature	Signature

Guarantor 3:	Guarantor 4:
Signed by (Name):	Signed by (Name):

Signature	Signature

Witness Signed by (Name):	Witness Signed by (Name):

Signature	Signature

Guarantor 5:	Guarantor 6:
Signed by (Name):	Signed by (Name):

Signature	Signature

Witness Signed by (Name):	Witness Signed by (Name):

Signature	Signature

Guarantor 7:	Guarantor 8:
Signed by (Name):	Signed by (Name):

Signature	Signature

Witness Signed by (Name):	Witness Signed by (Name):

Signature	Signature

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